AGREEMENT AND PLAN OF MERGER
AND
PURCHASE AGREEMENT
Among
THE SHAREHOLDERS OF
AUBURN BEAN AND GRAIN CO.
and
THE KMA GROUP LLC
as SELLER
and
THE ANDERSONS, INC.
as BUYER
and
TAI ACQUISITION CO.
dated as of
October 7, 2014

TABLE OF CONTENTS

	TABLE OF CONTENTS	i
	SCHEDULES	iv

1.	PURCHASE AND SALE OF KMA ASSETS	1
1.1.	Purchase and Sale of KMA Assets	1
1.2.	Purchase Price for KMA Assets	2
1.3.	Assumed Liabilities	2
1.4.	The KMA Group Excluded Assets	2
1.5.	KMA Excluded Liabilities	2
1.6.	Purchase Price Allocation	2
1.7.	Closing of KMA Assets	2
2.	PURCHASE AND SALE OF SHARES	2
2.1.	Purchased Shares	2
2.2.	Purchase Price for Purchased Shares	3
2.3.	Stock Sale Effective Time	3
3.	MERGER	3
3.1.	Merger	3
3.2.	Company’s Assets	3
3.3.	Assumed Liabilities	4
3.4.	The Company Excluded Assets	4
3.5.	Merger Consideration	4
3.6.	Working Capital Adjustment	5
3.7.	Adjusted Working Capital Statement	7
3.8.	Valuing Grain Contracts	8
3.9.	Prorations and Adjustments	8
3.10.	Conversion of Merger Sub Common Stock	9
4.	REPRESENTATIONS AND WARRANTIES	9
4.1.	Representations and Warranties of Seller	9
4.2.	Representations and Warranties of Buyer	17
4.3.	No Other Representations or Warranties	20
5.	COVENANTS PRIOR TO CLOSING	21
5.1.	Pre-Closing Access to Information	21
5.2.	Conduct of Business Pending the Closing	21
5.3.	Further Actions	22
5.4.	Notice	22
6.	ADDITIONAL COVENANTS	23
6.1.	Cooperation	23
6.2.	Insurance	23
6.3.	Restrictive Covenants	23
6.4.	Corporate Name	24
6.5.	Use of Name	24
6.6.	Receivables	24

i

6.7.	Third Party Communications	25
6.8.	Employee Matters	25
6.9.	Tax/License Matters	25
6.10.	Split Dollar Life Insurance Policies	28
6.11.	Termination of 401(k) Plan	28
6.12.	Transition Benefit Plans	29
6.13.	Notice/Agency	29
6.14.	Further Assurances	29
6.15.	Issuance of Stock Certificates	30
6.16.	Removal of Legend	30
6.17.	Furnishing of Information	30
6.18.	Listing	30
6.19.	Piggy-Back Registrations	30
7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	31
7.1.	Accuracy of Representations and Warranties; Performance of Obligations	31
7.2.	Management Retention	31
7.3.	No Injunction, Etc	31
7.4.	Delivery of Documents	31
7.5.	License.	31
7.6.	Guaranty of KMA Loan	31
7.7.	Helena Agreement.	31
7.8	Split Dollar Life Insurance Policy	31
7.9.	401(k) Plan.	31
7.10.	Other Benefit Plans	31
7.11.	Material Adverse Change	32
7.12.	HSR Act Waiting Period	32
8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS	32
8.1.	Accuracy of Representations and Warranties; Performance of Obligations	32
8.2.	No Injunction, Etc.	33
8.3.	Delivery of Purchase Price and Documents	33
8.4.	HSR Act Waiting Period	33
8.5.	10 Day Average Price	33
9.	INDEMNIFICATION	33
9.1.	General	33
9.2.	Indemnification by Seller	33
9.3.	Seller’s Indemnity Limitations	33
9.4.	Indemnification by Buyer	35
9.5.	Procedures Relating to Indemnification Between Seller and Buyer	35
9.6.	Procedures Relating to Indemnification for Third Party Claims	35
9.7.	Insurance and Tax Effect	36
9.8.	No Offset	36
9.9.	Exclusive Remedy	36
10.	CLOSING	37

10.1.	Closing Date	37
10.2.	Items to be Delivered by Seller	37
10.3.	Items to be Delivered by Buyer	38
11.	TERMINATION	39
11.1.	General	39
11.2.	Post-Termination Obligations	39
11.3.	No Liabilities in Event of Termination	39
12.	MISCELLANEOUS	40
12.1.	Publicity	40
12.2.	Bulk Transfer Laws	40
12.3.	Assignment	40
12.4.	Parties in Interest	40
12.5.	Law Governing Agreement	40
12.6.	Amendment	40
12.7.	Waiver	40
12.8.	Notice	40
12.9.	Expenses	41
12.10.	Schedules	42
12.11.	Interpretive Provisions	42
12.12.	Section Headings; Table of Contents	43
12.13.	Severability	43
12.14.	No Strict Construction	43
12.15.	Jurisdiction; Venue; Waiver of Jury Trial	43
12.16.	Entire Agreement	43
12.17.	Counterparts	43
12.18.	Definitions	43

SCHEDULES

Schedule 1.1(a)	—	KMA Facilities
Schedule 1.1(b)	—	KMA Tangible Personal Property
Schedule 1.3	—	KMA Assumed Liabilities
Schedule 2.1	—	Purchased Shares
Schedule 2.2	—	Share Purchase Price Payable to Shareholders
Schedule 3.2(a)	—	Company Tangible Personal Property
Schedule 3.2(f)	—	Assumed Contracts and Grain Contracts
Schedule 3.3	—	Assumed Liabilities
Schedule 3.3(a)	—	Obligations
Schedule 3.5	—	Merger Consideration
Schedule 3.6(j)	—	Other Assets
Schedule 3.6(g)		Agreed Liabilities
Schedule 3.8	—	Grain Contract Procedure
Schedule 4.1(c)	—	No Violation
Schedule 4.1(d)(iv)	—	Shareholders
Schedule 4.1(e)	—	Financial Statements
Schedule 4.1(g)	—	Absence of Certain Changes
Schedule 4.1(h)	—	No Litigation
Schedule 4.1(i)	—	Compliance with Laws and Orders
Schedule 4.1(j)	—	Licenses and Permits
Schedule 4.1(k)	—	Environmental Matters
Schedule 4.1(l)	—	Title to Assets; Liens
Schedule 4.1(m)	—	Real Property
Schedule 4.1(n)	—	Material Contracts
Schedule 4.1(o)	—	Employee Benefit Plans
Schedule 4.1(p)	—	Labor Matters
Schedule 4.1(q)	—	Sufficiency of Assets
Schedule 4.1(r)	—	Affiliate Transactions
Schedule 4.1(t)	—	Receivables
Schedule 4.1(u)	—	Equipment
Schedule 4.1(v)	—	Product Warranties
Schedule 4.1(w)	—	Suppliers and Customers
Schedule 4.1(y)	—	Insurance
Schedule 7.2	—	List of Employees
Schedule 10.2(g)	—	License
Schedule 12.18	—	Transferred Employees

AGREEMENT AND PLAN OF MERGER
AND PURCHASE AGREEMENT
THIS AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of October 7, 2014 (the “Effective Date”), by and among the shareholders (the “Shareholders”) of Auburn Bean & Grain Co., a Michigan corporation (the “Company”); The KMA Group LLC, a Michigan limited liability company (“The KMA Group”) (the Shareholders and The KMA Group are herein sometimes referred to individually and collectively as the “Seller”),The Andersons, Inc., an Ohio corporation (“Buyer”) and TAI Acquisition Co. , a Michigan corporation and a wholly owned subsidiary of Buyer (“Merger Sub”).
WHEREAS, the Company owns and/or operates a grain handling and storage, agronomy and plant nutrient distribution business through facilities (“Facilities”) located in Auburn, Hemlock, Oakley and Standish, Michigan (the “Business”);
WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock (collectively, the “Shares”) of the Company;
WHEREAS, The KMA Group, an affiliated company under common control with Company, owns two of the Facilities operated by the Company located in Auburn and Standish, Michigan (such facilities, together with all other assets of The KMA Group used in, or resulting from, such Facilities, including without limitation all plant, property, equipment, records, choses in action and real property, the “KMA Assets”);
WHEREAS, the Buyer desires to purchase and The KMA Group desires to sell to Buyer the KMA Assets;
WHEREAS, the Buyer desires to purchase approximately twelve and 66/100 (12.66%) percent of the Shares from the Shareholders;
WHEREAS, the Buyer desires to acquire the remaining Shares by causing the Merger Sub to merge with and into the Company pursuant to the terms and conditions of this Agreement and upon consummation of such merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of the Buyer; and
WHEREAS, for United States federal income tax uproses, the Parties intend that the foregoing merger will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and the Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and covenants set forth in this Agreement, Seller and Buyer agree as follows:
1.PURCHASE AND SALE OF KMA ASSETS
1.Purchase and Sale of KMA Assets
. Upon the terms and conditions of this Agreement, The KMA Group shall sell, transfer and deliver to Buyer, and Buyer shall purchase from The KMA Group, the KMA Assets set forth below, free and clear of any Liens, other than Permitted Liens:
(a)All real property owned by The KMA Group and associated with the Business at the locations listed in Schedule 4.1(m) and as described on Schedule 1.1(a) (the “KMA Facilities”);

(b)The tangible personal property listed on Schedule 1.1(b) owned by The KMA Group and used in the Business acceptable to Buyer wherever located, including without limitation all machinery, equipment, tools, parts, (but excluding Inventory);
(c)All rights, claims, choses in action of The KMA Group;
(d)The licenses and permits of the Company that are described in Schedule 4.1(j) (the “Assumed Permits”); and
(e)The goodwill associated with the foregoing.
2.Purchase Price for KMA Assets
. In consideration of the sale and transfer by The KMA Group to Buyer of KMA Assets, Buyer shall pay to The KMA Group the sum of Twenty Million Three Hundred Seventy-Five Thousand ($20,375,000) Dollars (the “KMA Purchase Price”). The KMA Purchase Price shall be payable to or at the KMA Group’s direction by cashier’s check or interbank wire transfer at the Closing.
3.Assumed Liabilities
. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and from and after the Closing, Buyer shall pay, discharge or perform when due, as appropriate, only the Liabilities of the The KMA Group set forth on Schedule 1.3 (the “KMA Assumed Liabilities”), and no other Liabilities. The Buyer shall cause the personal guarantees of any of the Shareholders of any KMA Assumed Liabilities to be unconditionally discharged and released in full.
4.The KMA Group Excluded Assets
. Except as and to the extent of the KMA Assets, The KMA Group shall not sell or transfer to Buyer, and Buyer shall not purchase or acquire from The KMA Group, any other assets of The KMA Group. Without limitation, and notwithstanding the provisions of Section 1.1(b), The KMA Group shall not sell or transfer to Buyer, and Buyer shall not purchase or acquire from The KMA Group, any drafts, notes, receivables, intangibles, contracts, real property or personal property not listed as a KMA Asset or KMA Facility in Section 1.1, or Section 4.1(m), and approved by Buyer.
5.KMA Excluded Liabilities
. Other than the KMA Assumed Liabilities, Buyer is not, and shall not, assume or agree to pay, perform, or discharge any liabilities, actual or contingent, and now existing or hereafter arising, of The KMA Group. Buyer is not, and shall not, assume or agree to pay, perform, or discharge any unfunded portion or due and owing obligation of any pension, retirement, or other like plan for employees of the KMA Group.
6.Purchase Price Allocation
. The Purchase Price relating to the KMA Assets shall be allocated among those assets (or groups of such assets) for all purposes (including all tax and financial accounting purposes) on the basis of mutually agreed upon fair market values of the KMA Assets (or groups of such assets) as of the Closing Date in accordance with the applicable provisions of Section 1060 of the Code (the “Purchase Price Allocation”).
7.Closing of KMA Assets
. In the event that the parties are unable to consummate the transactions contemplated by this Article 1 on the Closing Date, the parties shall close in escrow pursuant to a mutually acceptable closing agreement, and shall reasonably cooperate with each other in order to consummate the sale of the KMA Assets as soon as practicable after the Closing Date, but in no event no later than October 31, 2014.
2.PURCHASE AND SALE OF SHARES
1.Purchased Shares
. Upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell and transfer to Buyer, and Buyer shall purchase and accept from the Shareholders (“Stock Sale”),

all of the Shareholder’s right, title, and interest in and to the Shareholder’s shares listed on Schedule 2.1 comprising approximately twelve and 66/100 (12.66%) percent of the total issue and outstanding Shares of the Company (collectively, the “Purchased Shares”) in the Company, free and clear of any Liens, other than Permitted Liens.
2.Purchase Price for Purchased Shares
. Buyer agrees to pay the Shareholders upon the Stock Sale Effective Time the sum of Five Million ($5,000,000) Dollars in accordance with Schedule 2.1 (“Share Purchase Price”). The Share Purchase Price shall be payable to the Shareholders, by cashier’s checks or interbank wire transfer in accordance with Schedule 2.2.
3.Stock Sale Effective Time
. The Stock Sale shall be effective as of the Closing Date at 12:01 A.M. (“Stock Sale Effective Time”).
3.MERGER
1.Merger
. On the terms and subject to the conditions of this Agreement and in accordance with the Michigan Business Corporation Act (“MBCA”), at the Merger Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (“Surviving Corporation”) and a wholly owned subsidiary of the Buyer. At the Merger Effective Time, the parties shall cause the Merger to be consummated by filing a certification of merger (“Certificate of Merger”) with the Michigan Department of Licensing and Regulatory Affairs, the form attached hereto as Exhibit 3.1, as required by, and executed and filed in accordance with, the relevant provisions of the MBCA. The Merger shall be effective as of 11:59 P.M. of the Closing Date.
2.Company’s Assets
. The Company’s legal existence shall continue and, as a result of the Merger, the Company shall continue to own the following assets:
(a)The tangible personal property listed on Schedule 3.2(a) owned or used in the Business acceptable to Buyer wherever located, including without limitation all machinery, equipment, tools, parts;
(b)The Company’s inventories of grain (“Grain”), plant nutrients, herbicides and pesticides (collectively, “Nutrients”), materials and supplies, and all other items of inventory carried and sold or utilized by the Company in the ordinary course of business at any Company owned or leased facility, or at the KMA Facilities (all such items of inventory, including Grain and Nutrients, are collectively called the “Inventory”), and including Inventory of the Company in storage at any Facility, stored elsewhere on behalf of the Company, or which has been paid or contracted for by the Company and either not yet delivered, in each case to the extent deemed acceptable to Buyer in its reasonable determination;
(c)All rights, claims, choses in action and Receivables of the Company;
(d)The customer lists, supplier lists, business processes, operating procedures, technical know-how, logos, trade names, trademarks, service marks, domain names, copyrights, computer programs, algorithms, software, patents, trade secrets and other intellectual property owned by Seller and used or held for use by the Company or the Business, including the names Auburn Bean & Grain, Frutchey Bean Company, Hemlock Elevator Co., and Auburn Fertilizer Div. (the “Transferred Intellectual Property”);

(e)The non-defaulted, commercial contracts for the future delivery, purchase, or sale of grain (“Grain”), including without limitation contracts and agreements (i) for the purchase and delivery of Grain (“Grain Purchase Contracts”), (ii) for the delayed pricing of Grain (“Delayed Pricing Contracts”), and (iii) for the sale of Grain to certain customers (“Grain Sale Contracts”); all such types of Grain contracts being collectively called, the “Grain Contracts”); and certain equipment leases and other contracts providing for the delivery or provision of ordinarily needed supplies and services, in each case entered into in the ordinary course of business described in Schedule 3.2(e), (the “Assumed Contracts”). The Grain Contracts will be subject to a marked to CSX track value valuation pursuant to procedures set forth in Section 3.8(a), 3.8(b) and 3.8(c). All Grain Contracts to be assumed shall be subject to Buyer’s acceptance thereof in its reasonable determination consistent with Schedule 3.8, and are listed by type, name, date, delivery date and place, price and quantity in Schedule 3.2(e);
(f)The licenses and permits of the Company that are described in Schedule 4.1(j) (the “Assumed Permits”); and
(g)The goodwill associated with the foregoing.
3.Assumed Liabilities
. Prior to the Merger Effective Date, the Shareholders shall cause all Liabilities other than Assumed Liabilities to be satisfied or discharged and the Company shall only be liable for, effective as of the Merger Effective Time, and from and after the Merger Effective Time, and Buyer shall cause the Company to pay, discharge or perform when due, as appropriate, only the following Liabilities of the Company (the “Assumed Liabilities):
(a)All amounts outstanding under the obligations set forth on Schedule 3.3(a);
(b)all accounts payable to trade creditors of the Business that are unpaid and not delinquent at the Closing Date and that either (i) are reflected in the Interim Balance Sheet of the most recent Financial Statement or (ii) arose in the ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date;
(c)All accrued Liabilities of the Company including, but not limited to accrued salaries, wages, commissions and associated payroll expenses that either (i) are reflected in the Interim Balance Sheet or (ii) arose in the ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date;
(d)all Liabilities in respect of the Assumed Grain Contracts and Assumed Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default, violation by the Seller on or prior to Closing;
(e)any deferred Tax liabilities;
(f)no indebtedness or liabilities other than Assumed Liabilities are being acquired by or assigned to Buyer; and
(g)The Buyer shall cause the personal guarantees of any of the Shareholders of any Assumed Liabilities to be unconditionally discharged and released in full and will indemnify guarantors from claims under such personal guarantees arising from events occurring after the Closing.
4.The Company Excluded Assets
. Certain accounting software will be distributed by Company to Ronald M. Balzer prior to the Closing. Buyer agrees Company will license such accounting software from Ronald M. Balzer pursuant to the license agreement attached hereto as Schedule 10.2(g).
5.Merger Consideration

. All of the remaining outstanding shares of the Company’s common stock shall be converted (“Merger Consideration”) into the right to receive that number of shares of original issue common stock, no par value, of The Andersons, Inc., an Ohio Corporation (“Anderson’s Common Stock”) equal to the sum of Thirty-Four Million Five Hundred Thousand ($34,500,000) Dollars (“Merger Price”), to be paid in accordance with Schedule 3.5, determined in accordance with the following formula:
(a)if the 10-Day Average Price is less than or equal to Sixty-Seven and no/100 ($67.00) Dollars (the “Cap Price”) and greater than or equal to Fifty-Five and no/100 ($55.00) Dollars (the “Floor Price”), then the Merger Consideration shall equal the Merger Price divided by the 10-Day Average Price;
(b)if the 10-Day Average Price is greater than the Cap Price, then the Merger Consideration shall equal the Merger Price divided by the Cap Price; and
(c)if the 10-Day Average Price is less than the Floor Price, then the Merger Consideration shall equal the Merger Price divided by the Floor Price.
The Merger Consideration shall be rounded up or down to the nearest whole share or if there is not a nearest whole share then to the next highest whole share.
The Buyer shall issue to the Shareholders in accordance with the percentages on Schedule 3.5, in the name of each Shareholder, in direct registration form, the estimated number of shares the Merger Consideration of Anderson’s Common Stock as calculated in accordance with Section 3.7, (“Estimated Merger Consideration”), reflecting the Buyer’s and Seller’s agreed estimate of the Merger Price Adjustment (“Estimated Price Adjustment”) based upon the criteria set forth in this Section 3.5 and otherwise as referred in the Company’s Closing balance sheet as prepared by the Company’s accountants included in its Financial Statements dated September 30, 2014 (the “Reference Balance Sheet”) less 47,000 shares (“Holdback Shares”).
No certificates or scrip representing fractional shares of Andersons Common Stock shall be issued to the Shareholders, no dividends or other distributions of the Buyer shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. In lieu of such fractional shares, the Buyer shall pay to each Shareholder an amount in cash equal to the product of (i) the fractional share interest to which such Shareholder would otherwise be entitled and (ii) the 10-Day Average Price.
6.Working Capital Adjustment
. The Merger Consideration was determined, in part, upon the assumption of the Parties that the Company’s Adjusted Working Capital would equal $15,000,000. To the extent the Company’s actual Adjusted Working Capital as of the Closing Date is greater than such assumed amount, such excess shall be added to the Merger Consideration, and to the extent Adjusted Working Capital as of the Closing Date is less than such assumed amount, such deficit shall be deducted from the Merger Price. Such excess and deficit amounts are defined in Section 3.7(d) as the Excess Amount and Deficit Amount, respectively, and the payment of such amounts are provided in Section 3.5. Such addition or subtraction is reflected in Section 3.5 as the addition or subtraction of the Merger Price.
“Merger Price Adjustment” shall mean an amount equal to the positive or negative difference between the Seller’s Adjusted Working Capital as of the Closing Date and $15,000,000. If Adjusted Working Capital exceeds such amount, the amount of such excess shall be added to the Merger Price as provided in Section 3.5 and 3.6. If Adjusted Working Capital is less than $15,000,000, the amount of such difference shall be subtracted from the Merger Price as provided in Section 3.5 and 3.6.

“Adjusted Working Capital” shall mean, as of the date of determination, the Seller’s aggregate working capital in the Business, determined in accordance with GAAP applied on a basis consistent with its application to the preparation of the Seller’s respective internally prepared balance sheets as of such date, with the following items to be included in the calculation thereof, regardless whether in conformance with GAAP:
(a)Inventories, raw materials, work in process and grain delivered by customers pursuant to delayed pricing contracts, all valued at the CSX track value described in Schedule 3.6(a) and shall be added in calculating Adjusted Working Capital;
(b)the unpaid balance of all Receivables, net of reasonable and mutually agreed reserves, shall be added in calculating Adjusted Working Capital;
(c)the value of reasonably accrued and unpaid chemical rebates from Seller’s suppliers shall be added in calculating Adjusted Working Capital;
(d)the cost of goods or services to be delivered after the Closing which were prepaid by the Seller, and entered into in the ordinary course of business, shall be added in calculating Adjusted Working Capital;
(e)any customer prepayments received by the Seller prior to the Closing Date in respect of any Assumed Contract or any future obligation of the Company to sell any good, or deliver any Inventory or other asset, or perform any service, after the Closing, which obligation has been assumed by Buyer shall be deducted in calculating Adjusted Working Capital;
(f)any customer hold pays or unclaimed tickets held by Seller prior to the Closing Date which obligation has been assumed by Buyer shall be deducted in calculating Adjusted Working Capital. Schedule 3.6(f) lists Seller’s customer hold pays and unclaimed tickets as of the date of this Agreement, but Seller must immediately inform Buyer of any additional hold pays and unclaimed tickets;
(g)any other liability or reserves of the Company not constituting an Assumed Liability, nor otherwise reflected in the closing date balance sheet, but agreed by the parties to be deducted in calculating Adjusted Working Capital, shall be so deducted in calculating Adjusted Working Capital; Schedule 3.6(g) lists those liabilities agreed to as of the date of this Agreement, but the parties may agree to the inclusion and amount of additional such liabilities;
(h)the prepaid portion of all Real Estate and Personal Property taxes on real property owned by the Seller required to be prorated to the Seller pursuant to the provisions of Section 3.9 shall be added in calculating Adjusted Working Capital;
(i)any payment received by Company at Closing or on or prior to the date of determination as the repayment by certain of those “Other Assets” of the Company listed in Schedule 3.6(i) will be added to Cash in calculating Adjusted Working Capital to the extent retained by the Company and not otherwise distributed provided, however, any amounts received in satisfaction of any amounts owed by the KMA Group to the Company after the Closing Date and upon the closing of the purchase and sale of The KMA Assets shall be included in the computation of Adjusted Working Capital; and
(j)any liability associated with the Company’s Ohio Commercial Activity Tax will be deducted in calculating Adjusted Working Capital

7.Adjusted Working Capital Statement.
(a)Within 30 days following the Closing Date, Seller will prepare, or cause to be prepared, and deliver to Buyer an unaudited Closing Date consolidated balance sheet (the “Closing Balance Sheet”) and calculation of Adjusted Working Capital, and the Purchase Price Adjustment pursuant to the provisions of Section 3.6 (the “Adjusted Working Capital Statement”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with its application in the preparation of the Reference Balance Sheet, except as otherwise required pursuant to this Agreement, while Adjusted Working Capital Statement shall be calculated in accordance with Sections 3.6 and 3.8.
(b)Upon receipt from Seller, Buyer shall have 30 days to review the Adjusted Working Capital Statement (the “Review Period”). If Buyer disagrees with Seller’s computation of Closing Date Adjusted Working Capital and the Purchase Price Adjustment, Buyer may, on or prior to the last day of the Review Period, deliver a notice to Seller (the “Notice of Objection”), which sets forth its objections to Seller’s calculation of Adjusted Working Capital and the Purchase Price Adjustment; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 3.6 for the determination of Adjusted Working Capital and the Purchase Price Adjustment or disagreement with the valuations of the items described in Section 3.8, and (ii) mathematical errors in the computation thereof. Any Notice of Objection shall specify those items or amounts with which Buyer disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Buyer’s calculation of Adjusted Working Capital and Purchase Price Adjustment based on such objections. To the extent not set forth in the Notice of Objection, Buyer shall be deemed to have agreed with Seller’s calculation of all other items and amounts contained in the Adjusted Working Capital Statement.
(c)Unless Buyer delivers the Notice of Objection to Seller within the Review Period, Buyer shall be deemed to have accepted Seller’s calculation of Adjusted Working Capital and the Purchase Price Adjustment and the Adjusted Working Capital Statement shall be final, conclusive and binding. If Buyer delivers the Notice of Objection to Seller within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Adjusted Working Capital and the Purchase Price Adjustment. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent accounting firm of national reputation selected by the Seller’s and Buyer’s respective independent certified public accountants (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review Sections 3.8 and 3.7 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Adjusted Working Capital or Purchase Price Adjustment set forth in the Adjusted Working Capital Statement requires correction. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Adjusted Working Capital and Purchase Price Adjustment; provided that in no event shall the Purchase Price Adjustment as determined by the Independent Expert be less than Seller’s calculation of Adjusted Working Capital set forth in the Adjusted Working Capital Statement nor more than Buyer’s calculation of the Purchase Price Adjustment set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the Parties based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. Each Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
(d)“Final Adjusted Working Capital” and “Final Purchase Price Adjustment” means the “Adjusted Working Capital” and “Purchase Price Adjustment”, respectively (i) shown in the Adjusted Working Capital Statement delivered by Seller to Buyer pursuant to Section 3.7(a), if no Notice of Objection with respect thereto is timely delivered by Buyer to Seller pursuant to Section 3.7(b); or (ii) if a Notice of Objection is so delivered, as determined pursuant to Section 3.7(c). If the Estimated Purchase Price Adjustment amount exceeds the Final Purchase Price Adjustment, Seller shall either (i) pay to Buyer, as an adjustment to the Purchase Price, an amount of cash equal to such excess (the “Excess Amount”) or (ii) request that Buyer reduce the number of Holdback Shares by a number of shares equal to the Excess Amount divided by the 10 Day Average Price and issue to the Seller the remaining amount of the Holdback Shares in accordance with Schedule 3.5. If Estimated Purchase Price Adjustment is less than Final Purchase Price Adjustment, Buyer shall issue to Seller in accordance with Schedule 3.8(b), a number of shares equal to the amount of such deficiency (the “Deficit Amount”) divided by the 10 Day Average Price plus the Holdback Shares.
8.Valuing Grain Contracts.
(a)Grain Purchase Contracts. Existing Grain Purchase Contracts will be marked to CSX track value on the Closing Date pursuant to the procedures set forth in Schedule 3.8 (“Grain Contract Procedure”) hereto and any net gain attributable to the bringing of such agreements to market will be added to in the determination of Adjusted Working Capital and any net loss attributable to bringing such agreements to market will be deducted in the determination of Adjusted Working Capital.
(b)Delayed Pricing Contracts. Any accrued and unpaid charges on unpriced Delayed Pricing Contracts shall be added to Adjusted Working Capital at Closing based on established rates existing as of Closing. The amount related to Delayed Pricing Agreements included in the Reference Balance Sheet will be deducted from Adjusted Working Capital pursuant to the procedures outlined in Schedule 3.8.
(c)Grain Sale Contracts. Grain Sale Contracts will be marked to CSX track value on the Closing Date pursuant to the procedures set forth in Schedule 3.8 and any net gain attributable to the bringing of such agreements to market will be added in the determination of Adjusted Working Capital and any net loss attributable to marking such agreements to market will be deducted in the determination of Adjusted Working Capital.
9.Prorations and Adjustments
. All prorations provided to be made “as of the Closing Date” shall be made as of 12:01 a.m. on the Closing Date, and shall be deemed final at Closing. The following items shall, as applicable, be prorated between Seller and Buyer or credited to Seller or Buyer:
(a)    Taxes and Special Assessments.
(i)At Closing, Seller must pay or have paid all real estate Taxes (both general and special), payments in lieu of real estate Taxes and any related penalties, charges and interest with respect to the transferred real property (the “Real Property Taxes”) due and payable on or before Closing.
(ii)Real Property Taxes for the year of Closing due and payable after Closing will be prorated and included within the computation of Adjusted Working Capital between Seller and Buyer from the assessment date (i.e., the first day in the relevant Tax period) of the year of Closing to Closing (or will be prorated according to any different method of prorating Real Property Taxes for commercial real estate sales customary in the Property’s taxing jurisdiction) and included within the computation of Adjusted Working Capital.  At Closing, the resulting proration amount is paid in addition to, or credited against, as appropriate, Buyer’s payment of the Purchase Price as provided for in Section 3.6(h).
(iii)    If Closing occurs before Real Property Taxes are determined for the year of Closing, then Real Property Taxes for the year before Closing will be used to prorate Real Property Taxes at Closing and included within the computation of Adjusted Working Capital.  Thereafter, when Real Property Taxes for the year of Closing are determined, the Parties agree that Buyer will recalculate the Real Property Taxes proration amount using the Real Property Taxes for the year of Closing and the same proration method and will present Seller with its calculation thereof.  Seller will, absent manifest error, pay Buyer an amount equal to a resulting increase in the Real Property Taxes proration amount within 30 days of Buyer’s notice of recalculation.  The provisions of this paragraph will survive Closing and Seller’s transfer of title to the Property.
(a)Other Items. Such other items as are customarily prorated in transactions of the type contemplated by this Agreement shall be prorated and/or paid in accordance with local custom in the states in which the Business is located, to the extent not otherwise credited in this Agreement.
(b)Utilities / Service Providers. All charges, fees and other amounts to be paid to said utilities and/or service providers shall be prorated between Buyer and the Company and shall be included in the computation of Adjusted Working Capital.
10.Conversion of Merger Sub Common Stock/Governance.
(a)Stock. Each share of capital stock of Merger Sub issued and outstanding prior to the Merger Effective Time shall be converted into and become ten validly issued, fully paid and nonassessable shares of common stock of the Company.
(b)Articles of Incorporation; Bylaws. The Articles of Incorporation of the Company, as in effect immediately prior to the Merger Effective Time, shall be amended at the Merger Effective Time to read the same as the Articles of Incorporation of Merger Sub and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided however, that Article I thereof shall read as follows: “The name of the corporation is: Auburn Bean & Grain Co.” The Bylaws of Company, as in effect immediately prior to the Merger Effective Time, shall be amended at the Merger Effective Time to read the same as the Bylaws of Merger Sub and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
(c)Directors and Officers. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
4.REPRESENTATIONS AND WARRANTIES
1.Representations and Warranties of Seller
. Each Shareholder and The KMA Group, jointly and severally, make the following representations and warranties to Buyer as to the Shareholders, the Company, The KMA Group, the Purchased Assets and the Business, as applicable, as of the date of this Agreement:
(a)Due Organization and Power. The Company and The KMA Group are each an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. The Company and The KMA Group each has all requisite power, legal right, and authority to own, operate, and lease its properties and to carry on its business as and where such is currently conducted. Seller has all requisite power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(b)Authority. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller. No other or further act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid and binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other Laws affecting creditors’ rights generally and by general equitable principles.
(c)No Violation. Except as set forth in Schedule 4.1(c), neither the execution and delivery by Seller of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto nor the consummation by Seller of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Seller or the Company, (ii) will require any authorization, consent, or approval by, filing with or notice to any Governmental Entity or (iii) subject to obtaining the consents, or providing the notices, referred to in Schedule 4.1(c), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens (other than Permitted Liens) upon any of the Purchased Assets, any term or provision of the charter, bylaws, or similar organizational documents of Seller or the Company or of the express terms of any contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective assets or properties is bound, except for such violations, conflicts, defaults, terminations, accelerations, or Liens that would not, individually or in the aggregate, have a Material Adverse Effect or prevent delay or otherwise interfere with the ability of Seller to perform its obligations under this Agreement.
(d)Investment Representations.
(i)The shares of Andersons Common Stock to be received by each of the Shareholders hereunder will be acquired for such Shareholder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Shareholder has no present intention of selling, granting any participation in or otherwise distributing the same in violation of the Securities Act. Such Shareholder is not a broker dealer registered (or required to be registered) with the Securities and Exchange Commission under the Exchange Act or an entity engaged in a business that would require it to be so registered.
(ii)Each of the Shareholders acknowledges that he or she can bear the economic risk and complete loss of his or her investment in the shares of Andersons Common Stock and, alone or together with any “purchaser representative(s),” as defined in Rule 501(h) of Regulation D, as amended, under the Securities Act, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Andersons Common Stock.
(iii)Each of the Shareholders understands that the shares of Andersons Common Stock to be received by each of the Shareholders are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and are being acquired from the Buyer in a transaction not involving a public offering and that under the Securities Act and applicable regulations such securities may not be resold without registration under the Securities Act or pursuant to an exemption therefrom. Subject to the provisions of Section 6.16 of this Agreement, each of the Shareholders understands that any certificates or other evidence of the award of such shares of Andersons Common Stock shall bear an appropriate legend evidencing such fact substantially in the following form:
THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, STATE SECURITIES LAWS AND APPLICABLE REGULATIONS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR COMPLIANCE WITH THE REQUIREMENTS OF ANY APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION (IF REQUESTED BY THE CORPORATION) THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
(iv)Each of the Shareholders identified on Schedule 4.1(d)(iv) is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act (“Regulation D”), or if not an “accredited investor” is an investor who either alone or together with any “purchaser representative(s),” as defined in Rule 501(h) of Regulation D, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment in the Andersons Common Stock within the scope of Rule 506(b)(ii) of Regulation D.
(v)Each of the Shareholders acknowledges that (i) he or she has conducted his or her own investigation of the Company and the terms of the shares of Andersons Common Stock, (ii) he or she has had access to the Buyer SEC Documents and to such financial and other information as her or she deems necessary or advisable to make his or her decision to purchase the shares of Andersons Common Stock, including without limitation any insider trading policies (and blackout provisions therein) of Buyer and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Buyer and its subsidiaries and to ask questions of the Buyer and received answers thereto, each as he or she deemed necessary in connection with the decision to purchase the shares of Buyer. Each of the Shareholders further acknowledges that he or she has had such opportunity to consult with his or her own counsel, financial and tax advisors and other professional advisers as he or she believes is sufficient for purposes of the purchase of the shares of Andersons Common Stock.

(vi)Each of the Shareholders understands that the Buyer will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
(e)Financial Statements. Included as Schedule 4.1(e) are the audited financial statements of the Business and the Company for the fiscal years ended June 30, 2011, 2012, and 2013 and 2014, and the unaudited interim financial statements for the period ending August 31, 2014 (the “Financial Statements”). Such financial statements fairly present, in all material respects, the results of operations of the Business and the Company for the period indicated in accordance with GAAP, except that the interim statement remains subject to normal year-end adjustments (the effect of which will not reflect a Material Adverse Effect to the Business or the Company). There are no liabilities, obligations, or commitments, absolute or contingent, matured or unmatured relating to the Business or the Company required to be disclosed by GAAP, other than as reflected or reserved in the balance sheet portion of the Financial Statements.
(f)Tax Matters.
(i)There are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the Purchased Assets. Neither the Seller nor the Company has granted or been requested to grant waivers of any statutes of limitations applicable to any claim for Taxes.
(ii)All Tax Returns required to be filed prior to Closing related to the Purchased Assets have been filed by the Company and Seller, and all other tax filings, whether or not returns, have been made by the Company and Seller in respect of Taxes related to the Purchased Assets, as required by all applicable Laws. All Taxes due with respect to such Tax Returns and other filings, if currently due, have been paid or have been reserved for in the Financial Statements. Each such Tax Return and filing is true and correct in all material respects. There are no pending or, to the knowledge of Seller, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes related to the Purchased Assets, in respect of periods ending on or before the date hereof. All sales and use taxes due and payable as of the Closing Date in respect of the Business have been paid.
(g)Absence of Certain Changes. Except as set forth in Schedule 4.1(g), from June 30, 2014 until the date of this Agreement, there has not been (i) any material adverse change in the financial condition or results of operations of the Business; (ii) any material increase in the compensation payable or to become payable to any Transferred Employee; (iii) any sale, lease, or other transfer or disposition of any material properties or assets of the Company or utilized by the Company primarily in the Business, except for the sale of properties and assets, including inventory items, in the ordinary course of business; (iv) any early termination of any contract that would have constituted a Material Contract but for such early termination, other than in the ordinary course of business; or (v) any material change in the financial or Tax accounting principles or methods of the Company.
(h)No Litigation. Except as set forth in Schedule 4.1(h), as of the date of this Agreement, (i) there is no litigation, arbitration, or similar proceeding pending or, to the knowledge of Seller, threatened against the Company or Seller or relating to the Purchased Assets, the Company, Seller or the Business, and (ii) there is no outstanding Order against Seller, the Company or the Purchased Assets, or the Business.
(i)Compliance With Laws and Orders. Except as set forth in Schedule 4.1(i), the Company and The KMA Group have conducted the Business, and maintained their assets, in compliance with all applicable Laws or Orders, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.
(j)Licenses and Permits. Schedule 4.1(j) lists all licenses, permits, approvals, authorizations, and consents of all Governmental Entities required for the conduct of the Business as currently conducted by the Company and The KMA Group, except for failures to have such licenses, permits, approvals, authorizations, or consents that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.1(j), the Company and The KMA Group are in compliance with all such licenses, permits, approvals, authorizations, and consents (as applicable), except for such instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.
(k)Environmental Matters. Except as set forth in Schedule 4.1(k):
(i)To the Sellers’ knowledge, the Company, The KMA Group and the Business, including each Facility, are in compliance with (A) all Environmental Laws applicable to its operations wherever located, and whether owned or leased and (B) all permits, licenses, registrations, and other authorizations required to be obtained by the Company under applicable Environmental Laws to operate its Facilities as currently operated, except for instances of non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. There is not now pending or, to the knowledge of Seller or the Company, threatened any Claim with respect to any Facility that relates to any Environmental Law or to any Hazardous Material;
(ii)To the Seller’s knowledge, no Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged, or disposed of at or from any Facility now or previously owned or leased by the Company, The KMA Group or the Business in a manner that violated any applicable Environmental Law;
(iii)To the Sellers’ knowledge, no Facility, whether now or previously owned or leased, is listed in CERCLIS, the federal National Priorities List or any similar state or federal lists of suspected contaminated property;
(iv)To the Seller’s knowledge, the Company and The KMA Group are in compliance in all material respects with (i) all Environmental Laws applicable to the operations of the Business and (B) all permits, licenses, registrations and other authorizations required to be obtained by them under applicable Environmental Laws to operate the Business as currently operated. None of the Facilities, the Company, nor the Seller is subject to any order, decree, or judicial determination requiring investigation or clean‑up of any Hazardous Substance under any Environmental Law;
(v)To the Seller’s knowledge, there are no underground storage tanks located at any Facility, whether now or previously owned or leased. nor has any Facility previously contained any underground storage tanks;
(vi)Neither the Company nor The KMA Group has received written notice from any Governmental Entity or other third party that any of the Facilities, whether now or previously owned or leased, is or was in violation or allegedly in violation of, does not comply with, or allegedly does not comply with, or is the basis for liability or alleged liability under, any applicable Environmental Law or alleging any obligation to undertake or bear the cost of any material liabilities under any Environmental Law; and
(vii)To the knowledge of the Seller, none of the material located at any Facility contains asbestos.
(viii)Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify Buyer for Losses pursuant to Section 9.2 or otherwise for any matter disclosed on Schedule 4.1(k). In the event that an Environmental matter disclosed on Schedule 4.1(k) happens to be a breach of another representation or warranty contained herein, Seller shall not be obligated to indemnify Buyer for any Loss arising therefrom. For purposes of this Section 4.1(k), “knowledge” shall mean the actual knowledge of any Seller as of the date of this Agreement.
(l)Title to Assets; Liens. Schedule 4.1(l) lists all personal property owned or leased by the Company or The KMA Group and used for the conduct of the Business. Except as otherwise provided in Schedule 4.1(l), the Company and The KMA Group respectively, have good, valid, and legal title or leasehold title (as applicable) in and to all such personal property, free and clear of all Liens other than Permitted Liens.
(m)Real Property. Schedule 4.1(m) lists all real property owned or leased by the Company and The KMA Group used for the conduct of the Business. Such real property is suitable for the operations of the Business as currently conducted. Neither the Company nor The KMA Group has received written notice that any public improvements have been commenced or are planned that may result in special assessments against or otherwise materially adversely affect any Facility. Except as set forth in Schedule 4.1(m), neither the Company nor The KMA Group has received written notice of any (i) planned or proposed increase in assessed valuation of any Facility other than routine periodic reassessments or (ii) Order requiring repair to, alteration of, or correction of any existing condition affecting any Facility or the improvements located thereon. Except as set forth in Schedule 4.1(m), neither the whole nor any portion of any Facility is subject to any Order to be sold or is being condemned, expropriated, or otherwise taken by any Governmental Entity with or without payment of compensation therefore, and to the knowledge of the Seller or the Company, no such condemnation, expropriation, or taking has been proposed. Except as set forth in Schedule 4.1(m), to the knowledge of the Seller or the Company, (A) no building on any portion of any Facility is in violation of any zoning law or building code and (B) no required certificate of occupancy for any building on any portion of any Facility has been denied, revoked, or terminated. To the knowledge of the Seller or the Company, the zoning applicable to each Facility is adequate for the conduct of the Business as presently conducted. To the knowledge of the Seller, all water, sewer, gas, electric, telephone, drainage facilities, and all other utilities required by Law, or necessary or appropriate for the conduct of the Business are connected and provided pursuant to valid permits to municipal or public utility services or drainage facilities, are fully operable, and adequate to service the real property and the Business as presently and to the knowledge of Seller and the Company, no fact or situation exists which may result in the termination of any utility service.
(n)Material Contracts. Schedule 4.1(n) sets forth a list, as of the date of this Agreement, of each of the following types of contracts to which the Company or The KMA Group is a party or by which it is bound, and each of the following types of contracts that relate primarily to the Business to which Seller is a party (each, a “Material Contract”):
(i)Any real or personal property lease, whether written or oral (and whether the Company or The KMA Group is a lessor or lessee);
(ii)Any collective bargaining or similar contract with any labor union or other employee representative of a group of employees;
(iii)Any employment contract with any Transferred Employee involving future liability for payment of wages or salaries (other than at-will arrangements);
(iv)Any joint venture or partnership agreement;
(v)Any contract containing non-competition covenants that materially restrict the future business activity of the Company or The KMA Group;
(vi)Any contract, note, instrument or other agreement evidencing indebtedness for borrowed money, or a commitment to provide credit, either as debtor or creditor;
(vii)Any contract, instrument, security or other document evidencing an equity interest in another entity, or any right or option to acquire equity;
(viii)Any product supply, product purchase, or service contracts;
(ix)Any right, option, warrant, convertible security or instrument which entitles any person to acquire any equity interest in the Company or The KMA Group; and
(x)Any other contract or agreement providing for the purchase or sale of goods, services, options or other rights involving payment or valuation in excess of $30,000.

Except as set forth in Schedule 4.1(n), to the knowledge of Seller and the Company, each Material Contract is in full force and effect and is valid and enforceable by the Company or The KMA Group in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Except as set forth in Schedule 4.1(n), to the knowledge of Seller and the Company, the Company or The KMA Group is in compliance in all material respects with all material terms and requirements of each Material Contract. Except as set forth in Schedule 4.1(n), no Material Contract contains any change of control or similar provision which would cause such contract to be subject to termination or declaration of default as a result of the consummation of the transactions contemplated in this Agreement.
(o)Employee Benefit Plans. (i) Schedule 4.1(o) lists each material employee benefit, severance, termination, defined benefit, defined contribution, pension, bonus, profit sharing, commission or other compensation plan, program, arrangement, or understanding maintained or contributed to by the Company or The KMA Group for the benefit of any employee as of the date of this Agreement, including a multiple employer 401(k) plan and a multiple employer health and wellness plan with Millington Elevator Company (collectively, the “Benefit Plans”). None of the Benefit Plans that cover Transferred Employees is a “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. Each Benefit Plan has been established, operated, funded and maintained in accordance with its terms and is in material compliance with all applicable laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. To the knowledge of Seller and the Company, neither the Company, nor The KMA Group, nor Millington Elevator Company has engaged, either directly or indirectly, in any “prohibited transaction,” as such term is defined in Code section 4975 or section 406 of ERISA with respect to the Benefit Plans, or any other fiduciary breach of duty with respect to the Benefit Plans. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan. There are no outstanding obligations owed by the Company relating to any Benefit Plan in respect of any employee of Millington Elevator Company, or any former employee of the Company, which have not been satisfied in full or fully reserved, including without limitation, under the self-insured portion of any Benefit Plan.
(i)All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Benefit Plan. The requirements of Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”) have been met in all material respects with respect to each Employee Plan and Benefit Arrangement and each plan or arrangement maintained by an ERISA Affiliate that is subject to COBRA. Except as specifically set forth on Schedule 4.1(o), neither the Company nor The KMA Group maintains or contributes to or has any liability with respect to any Benefit Plan that provides health, accident or life insurance benefits to former employees, agents, directors or independent contractors or any beneficiaries or dependents of any such persons, other than obligations imposed by COBRA and similar continuation coverage required under state law, and with respect to each such plan set forth on Schedule 4.1(o), the Company and The KMA Group have retained the right to unilaterally amend, modify or terminate such post-employment health or welfare benefits at any time in their sole discretion and at no additional cost or liability to the Company or the KMA Group. The requirements of Code section 409A have been met in all material respects with respect to each Benefit Plan and each plan or arrangement maintained by an ERISA Affiliate that is subject to Code section 409A and neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.
(ii)Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code section 401(a) has received a determination letter from the Internal Revenue Service that such Benefit Plan is so qualified and, to the knowledge of Seller, there are no facts or circumstances that could adversely affect the qualified status of any such Employee Plan.
(iii)Neither the Company, The KMA Group nor any ERISA Affiliate of either, contributes to, has any obligation to contribute to, or has any liability under or with respect to any (a) “defined benefit plan” (as defined in ERISA section 3(35) or (b) a “multiemployer plan” as defined in Section 3(37).
(iv)With respect to each Benefit Plan, Seller has provided or made available to the Buyer true and complete copies, where applicable, of (A) the current plan document, (B) reports on Form 5500 (if any) for the past three years, (C) actuarial reports for the past three years, (D) the most recent summary plan description (if any), (E) the most recent Internal Revenue Service determination letter (if any), and (F) all related trust agreements, insurance contracts and other funding arrangements that implement each Benefit Plan.
(p)Labor Matters. As of the date of this Agreement, to the knowledge of Seller and the Company, there are no pending grievances, labor arbitrations, or other labor disputes relating to any employee. As of the date of this Agreement, neither the Company nor The KMA Group has suffered any strike or work stoppage by any group of employees of the Company of The KMA Group affecting the Business during the five years preceding the date of this Agreement. No employee is subject to any collective bargaining agreement nor, to the knowledge of Seller and the Company, are there any collective bargaining organization efforts currently underway with respect to any employees of the Company or The KMA Group. The Company’s current workforce of employees assigned exclusively or primarily to the Business, including names, positions, and salary, is set forth in Schedule 4.1(p). All Company employees have been hired in conformance with all applicable laws relating to their eligibility to work and immigration status.
(q)Sufficiency of Assets. Except as set forth on Schedule 4.1(q), the Company and The KMA Group owns or leases all personal and real property necessary to conduct the Business in the manner conducted during the twelve-month period preceding the date of this Agreement. The KMA Group owns no Inventory. The KMA Assets comprise all the assets owned by The KMA group or which are used, operated, or sold by the Business. To the knowledge of Seller and the Company, as of the date of this Agreement, no intellectual property of the Company, including its computer programs or software, infringes the intellectual property rights of any third party, and no claim of infringement has been alleged regarding any intellectual property of the Company.
(r)Affiliate Transactions. All obligations, if any, of any Affiliate of the Company to the Company, and all obligations, if any, of the Company to an Affiliate of the Company, in each case relating in any respect to the Business are set forth in Schedule 4.1(r).
(s)Fees. The Company has not paid or will become obligated to pay any fee or commission to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.
(t)Receivables. The Receivables: (i) are listed by account obligor, contract, outstanding balance, and aging in Schedule 4.1(t); (ii) are not in default and reflect legal, valid and enforceable obligations of the account obligors in the full amount thereof, subject to any reserves included in the Financial Statement; and (iii) have been created pursuant to contractual obligations between the Company and each account obligor entered into in the ordinary course of business. The Receivables are due and owing in their entirety, subject to any reserves included in the Financial Statement, and are not subject to any discount, rebate, counterclaim, diminution, offset or other claim which may grant the account obligors thereof any legal right to pay less than the outstanding balance thereof reflected in Schedule 4.1(t), except by operation of bankruptcy and insolvency laws for the protection of debtors. All Receivables, less the amount of any reserves set forth in the Financial Statements will be paid in full by the account obligor not later than 120 days following the Closing Date.
(u)Equipment. Included in Schedule 4.1(u) is a detailed parts and equipment inventory, current as of the date hereof. Except as set forth in Schedule 4.1(u), all equipment utilized by the Company or The KMA Group in the operation of the Business have been maintained in good working order, normal wear and tear excepted, and are operable and able to function as intended.
(v)Product Warranties. There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured or sold by the Company or The KMA Group in connection with the Business, beyond that set forth in the standard conditions of sale, copies of which are included in Schedule 4.1(v). Each product sold by the Company or The KMA Group in connection with the Business has been in conformity with all applicable contractual commitments and warranties.
(w)Suppliers and Customers. Schedule 4.1(w) sets forth with respect to the Business:
(i)each supplier from whom the Business has purchased in excess of $30,000 in any of the past three fiscal years;
(ii)each supplier who constitutes the sole source of supply to the Business; and
(iii)each customer of the Business during the past three fiscal years.
To Seller’s and the Company’s knowledge, no customer or supplier listed above has terminated, threatened, or given notice to terminate, its relationship with the Business. The Company does not have any unclaimed tickets.
(x)Solvency. Each Shareholder and The KMA Group are each solvent, and will not be rendered insolvent by the transactions contemplated in this Agreement. Immediately after giving effect to the transactions contemplated herein, each will be able to pay its obligations as they become due, will not have unreasonably small capital, will have assets that exceed its liabilities, and, to Seller’s knowledge, will be able to satisfy all potential judgments against it arising from any pending or threatened litigation.
(y)Insurance. (i) Set forth in Schedule 4.1(y) is: (A) an accurate and complete list of each insurance policy and fidelity bond, and provisions for self-insurance, which covers the Business, its assets, and the Company (the “Policies”); and (B) a list of all pending claims and the claims history for the Company for the current year and the fiscal years ending July 30, 2012, 2013 and 2014 fiscal years. There are no pending claims under any such policies with respect to the Business as to which coverage has been denied, negotiated, or disputed by the insurer, or in respect of which the insurer has reserved its rights.
(i)To Seller’s and the Company’s knowledge, the Policies have been issued by insurers who are financially sound, are in full force and effect, and are enforceable in accordance with their terms. All premiums due on any of the Policies have been paid in full, or, if not yet due, accrued. Neither the Company nor The KMA Group has received any notice of cancellation of any Policy, or of any material changes required in the conduct of the Business as a condition of the continuation of coverage under, or for any renewal for, any Policy. There are no existing defaults, or events which with the passage of time, or the giving of notice, or both, would constitute a default under any Policy which would entitle the insurer to cancel the Policy or reduce the coverage otherwise provided thereunder.
2.Representations and Warranties of Buyer

. Buyer makes the following representations and warranties to Seller:
(a)Due Organization and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Ohio. Merger Sub is a corporation duly organized, already existing and in good standing under the laws of the State of Michigan. Each of Buyer and Merger Sub has all requisite power, legal right, and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by each of them pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(b)Authority. The execution and delivery by Buyer and Merger Sub of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of them. No other act or proceeding on the part of Buyer, each of them or either of their respective shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by them pursuant hereto or the consummation by them of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by each of Buyer and Merger Sub pursuant hereto will constitute, valid and binding agreements of each of them, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other Laws affecting creditors’ rights generally and by general equitable principles.
(c)Capital Structure. The authorized capital stock of the Buyer consists of 43,000,000 shares consisting of 1,000,000 shares of preferred stock, no par value per share, and 42,000,000 shares of common stock, no par value per share, of which no shares of preferred stock are issued and outstanding, 28,423,753 shares of common stock are issued and outstanding (before giving effect to the issuances to be made at Closing), and 372,663 shares of common stock are reserved by the Buyer in its treasury. No other shares of capital stock or other voting securities of the Buyer are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Buyer are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable.
(d)No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, (ii) will require any authorization, consent, or approval by, filing with or notice to any Governmental Entity or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws, or similar organizational documents of Buyer or of the express terms of any contract to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such violations, conflicts, defaults, terminations, or accelerations that would not, individually or in the aggregate, prevent, delay or otherwise interfere with the ability of Buyer to perform its obligations under this Agreement.
(e)Litigation. As of the date of this Agreement, there is no litigation, arbitration, or similar proceeding pending or, to the knowledge of Buyer, threatened (in a reasonably serious manner and in writing) against Buyer, and there is no outstanding Order against or affecting Buyer, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.
(f)SEC Documents; Undisclosed Liabilities.

(i)The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer with the SEC pursuant to Sections 13 and 15 of the Exchange Act (the “Buyer SEC Documents”) as of the Closing Date.
(ii)As of its respective filing date, each Buyer SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document; and, except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later filed Buyer SEC Document, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Buyer as of the dates thereof and the results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(iii)Except as set forth in the filed Buyer SEC Documents or reserved for in the financial statements included therein, the Buyer has no material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Buyer or in the notes thereto.
(g)Absence of Certain Changes or Events. Except as disclosed in the filed Buyer SEC Documents, from the date of the most recent financial statements included in the filed Buyer SEC Documents to the date of this Agreement, the Buyer has conducted its business only in the ordinary course, and during such period there has not been:
(i)any change in the assets, liabilities, financial condition or operating results of the Buyer from that reflected in the Buyer SEC Documents, except changes in the ordinary course of business or changes that have not caused, in the aggregate, a Material Adverse Effect;
(ii)any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;
(iii)any waiver or compromise by the Buyer of a right or debt owed to it which would be reasonably likely to have a Material Adverse Effect;
(iv)any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Buyer, except in the ordinary course of business or the satisfaction or discharge of which would not have a Material adverse Effect;
(v)    any material change to a material Contract by which the Buyer or any of its assets is bound or subject which would be reasonably likely to have a Material Adverse Effect;
(vi)    any resignation or termination of employment of any named executive officer (as defined by Regulation S-K promulgated by the SEC) of the Buyer;
(vii)    any mortgage, pledge, granting of a security interest in, or lien, created by the Buyer, with respect to any of its material properties or assets, except (a) liens of taxes not yet due or payable (b) that arise in the ordinary course of business and do not materially impair the Buyer’s ownership or use of such property or assets (c) that would not be reasonably likely to have a Material Adverse Effect;
(viii)    any issuance of equity securities to any officer, director or affiliate (as defined in the Securities Act), except pursuant to existing Buyer shares option or equity compensation plans; or
(ix)    any arrangement or commitment by the buyer to do any of the things described in this Section 4.1(g).
(h)Financing. Buyer has immediately available funds and sufficient authorized and unissued Andersons Common Stock for purposes of paying the entire Purchase Price to Seller in accordance with this Agreement. Buyer has obtained all approvals, consents, authorizations, guarantees, pledges, certificates, and other documents, and has completed all action necessary to enable Buyer to consummate the transactions contemplated by this Agreement, including the payment of the entire Purchase Price to Seller in accordance with this Agreement.
(i)Fees. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.
(j)Shell Company Status. The Buyer has never been an issuer subject to, or identified in, Rule 144(i).
(k)Investment Company. The Buyer is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and will not be deemed an “investment company” as a result of the transactions contemplated by the Agreements.
3.No Other Representations or Warranties
. Buyer and Seller acknowledge that the detailed representations and warranties contained in this Agreement have been negotiated at arm’s length among sophisticated business entities. Seller’s representations and warranties to Buyer are solely those contained in Section 4.1 and any certifications or other agreements executed and delivered by Seller pursuant to the transactions contemplated herein. Buyer’s representations and warranties to Seller are solely those contained in Section 4.2 and any certifications or other agreements executed and delivered by Buyer pursuant to the transactions contemplated herein. Buyer further acknowledges Seller has made no representation or warranty with respect to any information, document, or material made available or provided to Buyer in management presentations, information memoranda, or any other form in expectation of the transactions contemplated by this Agreement other than as specifically provided in Section 4.1 or in any other certification or agreement executed and delivered pursuant to the transactions contemplated herein. Seller acknowledges that Buyer has made no representations or warranties to Seller regarding the tax treatment or tax consequences of the sale of Shares or the merger contemplated in Section 3.5.

5.COVENANTS PRIOR TO CLOSING
1.Pre-Closing Access to Information
. During the period commencing on the date of this Agreement and ending on the Closing Date and subject to applicable Law, Seller shall furnish to Buyer and its representatives, at reasonable times and upon reasonable notice, such access to the books, records, and other information of the Company to the extent related to the Business, as Buyer reasonably requests. Buyer shall treat all information obtained from Seller or otherwise as “Confidential Information” under the Confidentiality Agreement dated May 15, 2014 between Seller and Buyer (the “Confidentiality Agreement”), and Buyer shall continue to honor, and cause its representatives to honor, its obligations under the Confidentiality Agreement.
2.Conduct of Business Pending the Closing
. From the date of this Agreement until the Closing Date, except as required or contemplated by this Agreement or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), neither the Company nor The KMA Group shall, and Seller shall not permit the Company or The KMA Group to, engage in, permit or suffer to exist any of the following:
(a)adopt or propose any amendment to the organizational documents or by-laws of the Company or The KMA Group;
(b)issue or authorize for issuance of any equity security or other security, or make any change in any issued and outstanding equity security or other security, or redeem, purchase or otherwise acquire any equity security or other security;
(c)(i) other than pursuant to any Benefit Plan disclosed in Schedule 4.1(o) in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by the Company to any of its current or former directors, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company, or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;
(d)establish, adopt, enter into, amend or terminate any Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company;
(e)other than sales of inventory, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Company;
(f)assume, incur or guarantee any indebtedness, except for endorsements for collection in the ordinary course of business, or modify the terms of any existing indebtedness;
(g)mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company;
(h)make any loans, advances or capital contributions to, or investments in, any Person;
(i)not cancel any debts or waive any claims or rights of substantial value;
(j)(i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if in effect on the date hereof, would have been required to be set forth in the Seller Disclosure Schedule as a Material Contract, or (iii) otherwise take any action or engage in any transaction that is material to the Company taken as a whole;
(k)(i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $30,000,

or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than inventory in the ordinary course of business consistent with past practice;
(l)make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;
(m)be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any purchase of all or any substantial portion of the assets or Shares or other securities of the Company;
(n)take any actions outside the ordinary course of business;
(o)make any changes in its accounting methods, principles or practices, except as required by generally accepted accounting principles;
(p)make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;
(q)take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Seller not to be true and correct as of the Closing Date;
(r)operate the Business other than in the ordinary manner on a basis consistent with past practice, subject to the other restrictions provided in this Section 5.2, and shall perform ordinarily scheduled maintenance of plant, property and equipment; or
(s)agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing, provided, however, that the Seller may (A) pay or prepay any indebtedness of the Company, and (B) authorize the Company to distribute to its shareholders, immediately prior to the Closing, all cash on hand (without incurring any indebtedness or sales of assets other than inventory in the ordinary course to derive such cash) in excess of the amount of any long or short term liabilities of the Company which may otherwise exist on the Closing Date.
3.Further Actions
. Prior to the Closing, Seller and Buyer shall use their respective reasonable efforts to complete, and to cooperate fully with each other with respect to, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all best efforts to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications, and Orders of Governmental Entities and parties to contracts with the Company or Seller that are necessary for the consummation of the transactions contemplated by this Agreement. However, such assistance shall not include any requirement of the Company, Seller, Buyer, or their respective Affiliates to expend any money, incur any liability, commence any litigation, or offer or grant any accommodation (financial or otherwise) to any person or entity.
4.Notice
. Prior to the Closing, Buyer shall provide Seller with prompt written notice if Buyer obtains knowledge that any representation or warranty of Seller in this Agreement is not true and correct in all material respects or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement or of any other condition or circumstance that would excuse Buyer from the timely performance of its obligations, or give rise to a claim, under this Agreement.

6.ADDITIONAL COVENANTS
1.Cooperation
. For a period of five years after the Closing Date, each Party shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by the other Party, access to all tax, financial, and accounting records relating to the Company, the Shares, or the KMA Assets and the right to make copies or extracts therefrom at its expense. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (a) the filing of Tax Returns relating to the Company, the Business, the KMA Assets, or Assumed Liabilities and (b) any action, suit, arbitration, proceeding, or investigation brought by or against any third party in connection with (i) any transaction contemplated by this Agreement or (ii) any fact or condition relating to the Company, the KMA Assets or the Business prior to the Closing Date.
2.Insurance
. Seller shall cause each Policy relating to the Business or covering any Purchased Asset or Assumed Contract to be amended prior to Closing to name the Buyer as an additional named insured. Effective upon Closing, Seller hereby appoints Buyer as it true and lawful attorney-in-fact, with power of substitution, in the name of Seller, but on behalf of Buyer, to pursue and enforce any and all rights of Seller under the Policies with respect to any occurrence, claim or Loss with respect to the Business or any Purchased Asset or Assumed Liability or Material Contract to the extent attributable to events that occurred prior to Closing. Seller agrees that such appointment is coupled with an interest and is irrevocable.
3.Restrictive Covenants.
(a)Non-Competition. For a period of five years after the Closing Date, The KMA Group and Shareholders Clifford A. Vennix, Janet A. Vennix, Ann Marie Balzer, Jeffrey A. Vennix, and Lynda K. Fletcher (“Restricted Shareholders”), shall not, directly or indirectly:
(i)engage in, continue in, or carry on any business that competes in any aspect of the Business, as conducted by the Company as of the Closing Date, including owning or controlling any financial interest in any Competitor;
(ii)advise or assist, whether or not for consideration, any Competitor with respect to any aspect of the Business, as conducted by Seller as of the Closing Date, including loaning money or rendering any similar form of financial assistance to any Competitor;
(iii)solicit customers of the Business as of the Closing Date;
(iv)solicit, induce, or otherwise offer employment to any Transferred Employee who accepts employment with Buyer as of the Closing Date;
provided, however, that the foregoing shall not prohibit the ownership of not more than five percent of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. Each Restricted Shareholder agrees that the scope of this covenant not to compete is reasonable in scope and duration and is reasonably determined to protect the legitimate interests of Buyer, and constitutes a material inducement to Buyer to enter into the transactions contemplated in this Agreement. Each Restricted Shareholder acknowledges that any violation of this Section 6.2 shall result in irreparable injury to Buyer, and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief without the necessity of proving actual damages, as well as an equitable accounting of all profits, earnings, and benefits arising from such violation. Without limiting the generality of the foregoing, the term of the non-competition provisions of this Section 6.2 shall be automatically extended by the duration of any period of violation; provided however, the restrictions of this Section 6.3 will not apply to the ownership of or participation in the business or affairs of Millington Elevator Company at the Sellers’ levels of ownership or financing as of the Closing Date except the acquisition of additional equity interests by Sellers pursuant to any agreements in effect as of the date of this Agreement.

(b)Confidentiality. From and after the Closing Date, Seller shall not, directly or indirectly, use any Proprietary Information for any purpose, or disclose any Proprietary Information to any person or entity other than Buyer or its Affiliates, except as necessary to comply with the terms of any agreement between Seller or any of its Affiliates on the one hand and Buyer or any of its Affiliates on the other hand, with a request by Buyer or any of its Affiliates or with any applicable Law or Order.
4.Corporate Name
. To the extent not owned exclusively by the Company, Buyer is acquiring all Seller’s rights, title, and interest in and to its names, copyrights, tradenames, logos, and servicemarks, including the Auburn Bean & Grain name.
5.Use of Name
. Seller shall, promptly and in any event prior to the date that is sixty (60) days after the Closing Date, remove, obliterate, or cover up the name “Auburn Bean & Grain” or any derivation thereof or corporate symbols or logos related thereto from any property of Seller.
6.Receivables.
(a)Subject to the Limitations set forth in Section 9.3, any Receivable included in the computation of Adjusted Working Capital not paid less any applicable reserves, account obligor thereunder to Buyer within 120 days following the Closing Date (the “Repurchase Date”) shall be repurchased by Seller from Buyer for a purchase price equal to the outstanding balance included within the computation of Adjusted Working Capital less any applicable reserve. Within 15 days following the Repurchase Date, Buyer will submit to Seller written notice of the outstanding balance of any unpaid Receivables as of the Repurchase Date, together with a detailed account of the collection history of such account obligor with Buyer showing the calculation used to determine such unpaid balance (the “Receivables Notice”). If Seller shall dispute the calculations presented in the Receivables Notice, Seller shall submit a Notice of Objection relating thereto in writing to Buyer within 15 days of its receipt thereof. Seller shall pay the purchase price to Buyer and Buyer shall transfer all right to the undisputed outstanding balance of the Receivables to Seller 30 days following the Repurchase Date, unless the dispute resolution provisions provided in the next sentence shall apply in which event such payment and transfer shall occur 3 days following such resolution. The provisions of Sections 3.7(b) and 3.7(c) with respect to the resolution of disputes shall be applied to resolve any dispute reflected in such Notice of Objection.
(b)If Buyer shall have generated additional receivables after the Closing Date from any party who shall also be an account obligor of any Receivable, payments received from such party shall first be applied to any outstanding obligation specifically designated in writing by such party. All other payments received from such party shall be applied first, in date order, to the Receivables and then to any such additional receivables generated by Buyer unless the account obligor of any Receivable shall have indicated in writing its disagreement with the amount thereof, or alleges the existence of any counterclaim, offset or other reduction applicable against such Receivable, in which event the payments received from such account obligor (unless the first sentence of this clause (b) shall apply) shall be applied, in date order, to all other uncontested Receivables of such account obligor and then to any such additional receivables of such account obligor generated by Buyer.
(c)Buyer shall provide an invoice to the account obligor prior to the Repurchase Date and shall otherwise attempt to follow the Company’s collection practices to the extent consistent with Buyer’s own collection practices, provided, however, anything in the foregoing portion of this sentence to the contrary notwithstanding: (i) Buyer shall have no obligation to commence any legal process, including the initiation of any civil lawsuit, the filing of any criminal complaint, foreclosure upon any collateral, commencement of any involuntary bankruptcy or receivership petition, (ii) Buyer shall have no obligation to incur any out of pocket expenses or unreasonable internal expenses in connection therewith, and (iii) Buyer shall have no obligation to engage in any activity which, in the opinion of Buyer’s counsel, shall subject Buyer to any risk of legal liability (items (i) through (iii) collectively referred to as “Formal Collection Processes”), Buyer shall provide to Seller a listing of all unpaid Receivables on a monthly basis and inform Seller of any assertion by any account obligor with respect to a Receivable as to defense or counterclaim to the payment thereof and shall reasonably cooperate with Seller, at Seller’s expense, in jointly pursuing collection of the account. In the event Buyer chooses not to commence any Formal Collection Process requested by Seller in conjunction with nonpayment or any defense or counterclaim with respect to an obligor, Seller may repurchase the Receivable at that time for a purchase price equal to the amount of such Receivable included in the computation of Adjusted Working Capital, less any applicable reserve and pursue any collection method it determines to be appropriate.
(d)Seller shall, in cooperation with Buyer, promptly following the Closing Date, advise the account obligors of the sale of the Receivables, and shall direct such account obligors to make all future payments to such address or lockbox as Buyer shall designate. Payments received following the Closing Date by Seller in respect of any Receivable shall be promptly delivered by Seller to Buyer. Buyer shall deliver to Seller any checks or instruments received by Buyer but bearing Seller’s name and Seller shall thereupon endorse such checks or instruments to Buyer for deposit within 3 days of receipt thereof unless Seller shall have determined that such check or instrument is a payment of another obligation owed by such account obligor which is not a Receivable. Any such checks or instruments which are not endorsed by Seller shall not be applied to any Receivable which shall remain unpaid and subject to Seller’s repurchase obligation hereunder. Seller shall provide a detailed accounting of the other obligation which Seller asserts is the intended account to be paid. Nothing herein shall be construed to waive or release Buyer’s right to assert that any such check or instrument was an intended payment to Buyer for a receivable generated by Buyer but erroneously made out to Seller.
7.Third Party Communications
. Seller shall promptly deliver to Buyer any mail or other communication received by Seller after the Closing relating to the Company and any cash, checks, or other instruments of payment in respect thereof.
8.Employee Matters
. Effective as of the Closing Date, Seller acknowledges the retention by the Company of the Transferred Employees for employment, upon such terms and conditions of employment, and subject to satisfactory completion of Buyer’s normal interview and employee qualification procedures, as Buyer shall determine, and Seller shall not solicit any of such employees to become employed by Seller or any third party. Nothing herein shall be construed to create any third party beneficiary interest.
9.Tax/License Matters
.
(a)Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.
(i)Tax Periods Ending on or Before the Closing Date. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall pay the Company the amount of the Taxes not otherwise included in the computation of Adjusted Working Capital with respect to such Tax Returns and Seller shall pay within five days following any demand by Buyer for such payment. To the extent that the amount of such Taxes are less than the amount included in the computation of Adjusted Working Capital, Buyer shall issue Seller additional Merger Consideration in accordance with the provision of Section 3.6.
(ii)    Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer, within five days following any demand by Buyer, with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 6.9(c) hereof) not otherwise included in the computation of Adjusted Working Capital. Buyer shall permit Seller to review and comment upon such Tax Returns. To the extent that the amount of such Taxes are less than the amount included in the computation of Adjusted Working Capital, Buyer shall issue Seller additional Merger Consideration in accordance with the provision of Section 3.6.
(iii)    Seller’s Responsibilities. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, a separate year U.S. Corporation Income Tax Return for the Company for the period July 1, 2014 through the Closing Date. The Seller will take no position on such Tax Return that would adversely affect the Company after the Closing Date. Buyer shall include the Company in the Buyer’s consolidated U.S. Corporation Income Tax Return for the period from the Closing Date through December 31, 2014.
(b)Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause its subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
(c)Allocation of Certain Taxes.
(i)If the Company is permitted but not required under applicable state, local, or foreign income tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.
(ii)In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, except as provided in Section 6.9(c)(ii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing

Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 6.9(c)(ii), any Tax, other than Transfer Taxes, resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Period.
(iii)In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.
(d)Carryovers, Refunds, and Related Matters.
(i)Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a Post-Closing Period shall be the property of the Company and shall be retained by the Company (or promptly paid by Seller to the Company if any such refund (or interest thereon) is received by Seller or Affiliates). Without limiting the generality of the preceding sentence, any such refund or other benefit realized by the Company in a Post-Closing Period that results from the carry forward of any Tax attribute from a Pre-Closing Period shall be the property of the Company and shall be retained by the Company.
(ii)If (A) after the Closing Date, the Company receives a refund of any Tax that is attributable to a Pre-Closing Period (for the avoidance of doubt, a refund that results from the carry forward of a Tax attribute from a Pre-Closing Period as provided in Section 6.9(d)(i) is not considered attributable to a Pre-Closing Period), (B) the Tax was paid by (1) a Seller Party on or after the Closing Date or (2) a Seller Party or, the Company prior to the Closing Date, and (C) Section 6.9(d)(iv) does not apply, then the Buyer shall issue additional Merger Consideration in accordance with Section 3.6, but net of any Taxes imposed on any Tax Indemnitee with respect thereto. “Seller Party” means the Seller or Affiliate of Seller, other than the Company.
(iii)In applying Section 6.9(d)(i) and Section 6.9(d)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 6.9(c).
(iv)If any item of loss or credit of the Company (or successor thereto) for a Post-Closing Period is carried back to a Pre-Closing Period, is used or otherwise absorbed and results in a refund or a reduction of Taxes otherwise payable, then Seller will, within 10 Business Days following the receipt of any such refund, notice of credit against Tax, or other final Tax benefit, pay the portion of such refund or benefit attributable to such carryback to the Company, as the case may be. Seller shall seek such refund or benefit at Buyer’s request and Buyer’s sole expense, including through the filing of amended Tax Returns or claims for refund.

(v)In the event that the Company (or successor thereto) realizes any item of loss or credit for Tax purposes for any Post-Closing Period, the Company may, in its sole discretion, carry forward such loss or credit.
(e)Payment of Transfer Taxes and Fees. Buyer shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Seller, Seller’s Affiliates with respect to such Transfer Taxes. Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.
(f)Nonassignable Contracts and Rights. (a) Notwithstanding anything to the contrary in this Agreement, no contracts, properties, rights or other assets of Seller shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment to Buyer without the consent or approval of another party or Governmental Entity would be ineffective or would constitute a breach of contract or a violation of any Law or would in any other way materially adversely affect the rights of the Company (or Buyer as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (a) the beneficial interest in or to such contracts, properties, rights or other assets, to the extent the same would otherwise constitute Purchased Assets (collectively, the “Beneficial Rights”), shall in any event pass as of the Closing Date to Buyer under this Agreement, and (b) pending such consent or approval, Buyer shall assume and discharge the liabilities of The KMA Group under such Beneficial Rights, to the extent such obligations would otherwise constitute Assumed Liabilities, as agent for the Company, and The KMA Group shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Buyer and Seller shall use their respective best efforts (and bear their respective costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale or transfer of the contracts, properties, rights or other assets underlying the Beneficial Rights. Buyer and Seller shall make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide Buyer with the Beneficial Rights and to provide for Buyer’s discharge of any liability arising under the contracts, properties, rights or other assets underlying the Beneficial Rights to the extent such liability would otherwise constitute an Assumed Liability.
10.Split Dollar Life Insurance Policies
.
(a)The Company and Robert Kennedy shall, in the form of Exhibit 6.10(a) attached hereto, terminate the Amended Split-Dollar Agreement by and between the Company and Robert Kennedy dated June 3, 1999 (“Kennedy Split Dollar Agreement”), and Robert Kennedy shall, at the Closing, assign to the Company all right, title and interest in and to the life insurance policy issued by AXA Equitable Life Insurance Company, Policy No. 047 237 217 in the face amount of $1,000,000 (“Kennedy Policy”) in full release of the rights and claims of Robert Kennedy and the Company pursuant to said Split Dollar Agreement. The cash surrender value of the Kennedy Policy shall not be included in the computation of Adjusted Working Capital.
(b)The Buyer shall cause the Company to continue to maintain in full force and effect the Split-Dollar Agreements (“Vennix Split Dollar Agreements”) dated December 30, 1991 and August 19, 1997 by and among the Company, Clifford A. Vennix and Janet A. Vennix, and the Chemical Bank and Trust Company, as trustee of the Clifford A. Vennix and Janet A. Vennix Irrevocable Trust dated December 30, 1991. The parties to the Vennix Split Dollar Agreements shall enter into such amendments, in such form as reasonably requested by Sellers, to provide that the Company will, and the Buyer shall cause the Company to, continue to fund future premiums, if any, pursuant to the life insurance policies which are part of the Vennix Split Dollar Agreements.
11.Termination of 401(k) Plan

. Effective no later than the day immediately prior to the Closing Date and contingent upon the consummation of the transaction contemplated by this Agreement, the Seller, or Company as applicable, shall take or cause to be taken all actions necessary to terminate any and all Benefit Plans (including the adoption of resolutions by the board of directors of the Company, sponsoring such Benefit Plan(s) in a form reasonably acceptable to Buyer) intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (the “Company 401(k) Plans”) so that after such termination date no individual shall become a participant in the Company 401(k) plan, no participant shall be credited with compensation or service for any purpose under the Company 401(k) plan, and no further contributions shall be made to the Company 401(k) plan with respect to any compensation earned after such termination date.
12.Transition Benefit Plans
. Except as set forth in this Section 6.12 and in Section 7.10, effective as of the Closing Date, Seller shall take or cause to be taken all such actions necessary to cause each employee of any entity other than the Company or any of its Subsidiaries to cease to participate in each Benefit Plan. Notwithstanding the preceding sentence, for a period beginning on the Closing Date and ending on the last day of the month following the month in which the Closing Date occurs (the “Transition Period”), each employee of Millington Elevator Company ("Millington Elevator") who is a participant in a Benefit Plan that provides health or dental benefits (the “Transition Benefit Plans”) as of the Closing Date (the “Millington Participants”), shall continue to participate in such Transition Benefit Plan during the Transition Period; provided, however, that such continued participation in each Transition Benefit Plan shall be conditioned upon any vendor or service provider (including, without limitation, any insurance provider) associated with such plan agreeing prior to the Closing Date to allow such continued participation under the terms and condition of the Benefit Plan then in effect. As consideration for the continued participation of the Millington Employees in the Transition Benefit Plans during the Transition Period, Seller shall pay or cause Millington Elevator to pay the Company or Buyer (i) the actual cost of claims incurred under the Transition Benefit Plans up to the applicable stop-loss policy attachment point, if any, which applies to such claims (ii) the actual costs incurred under the Transition Benefit Plans with respect to the provision of any continuation coverage under or pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any applicable similar Law (collectively, “COBRA”) to the extent such costs exceed any COBRA premiums collected by the Company or Transition “Benefit Plans, (iii) ASO fees (whether or not charged by third party claims administrators) and other administrative fees charged by third party claims administrators to administer self-insured plans, to the extent allocable to the Millington Participants as reasonably determined by the Company, on or after the Closing Date, and (iv) premiums paid to carriers for fully insured plans, to the extent allocable to the Millington Participants as reasonably determined by the Company, on or after the Closing Date.
13.Notice/Agency
. Each Shareholder hereby irrevocably constitutes and appoints Clifford A. Vennix (“Shareholder Representative”) as such Shareholder’s attorney-in-fact and agent for the purpose of dealing with the Buyer for all matters relating to or arising out of this Agreement, and the Shareholders acknowledge and agree that, as agent, Clifford A. Vennix has authority to deal with the Buyer on behalf of all Shareholders in respect of any matter arising out of this Agreement. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller. Any notice required to be given to the Shareholders under this Agreement will be effective if provided to Clifford A. Vennix in accordance with Section 12.8. The Shareholders may designate a replacement Shareholder Representative from among the individual Shareholders by notice in writing to the Buyer signed by all Shareholders delivered to the Buyer no later than five Business Days before such designation takes effect
14.Further Assurances

. From time to time after the Closing Date, upon request of either Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.
15.Issuance of Stock Certificates
. As soon a possible following the Closing Date, but in no event more than three (3) Trading Days, the Buyer shall deliver to each Shareholder one or more stock certificates representing the number of Shares set forth in Schedule 4.1(d)(iv), each such certificate to be registered in the name of the Shareholder or, if so indicated on Schedule 4.1(d)(iv), in the name of the entity designated therein and to be sent to the address specified therein.  Each Share shall be deemed to be fully paid for by each Shareholder as of the Closing Date for purposes of Rule 144 and for all other purposes.
16.Removal of Legend
. The legend set forth in Section 4.1(d)(iii) shall be removed and the Buyer shall issue a certificate without such legend to the holder of the shares of the Anderson’s Common Stock upon which it is stamped, or provided that the Buyer’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such holder is entitled to such holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, if (i) such Shares are sold pursuant to an effective registration statement, (ii) such shares are sold in a transaction complying with Rule 144 evidenced by an opinion of counsel reasonably acceptable to the Buyer, (iii) such Shares are eligible for sale under Rule 144 without regard to any volume limitations, manner of sale requirements or notice requirements as evidenced by an opinion of counsel reasonably acceptable to the Buyer, or (iv) upon a transfer or sale accompanied by an opinion of counsel satisfactory to Buyer that registration is not required. In connection with removal of any restrictive legend, the applicable shareholder agrees to provide Buyer with documents, certificates, and instruments the Buyer reasonably requests.
17.Furnishing of Information
. With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Shareholder to sell securities of the Buyer to the public without registration or pursuant to a registration statement, the Buyer covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Buyer after the date hereof pursuant to the Exchange Act and to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the date hereof. If at any time the Buyer is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Shareholder to sell its Securities under Rule 144.
18.Listing
. The Buyer shall comply with all requirements with respect to the issuance of the Shares and the listing of the Shares on Nasdaq.
19.Piggy-Back Registrations
. Without limiting any of the Buyer’s other obligations hereunder, if at any time there is not an effective registration statement covering all of the Shares and the Buyer shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities of the Buyer, or equity securities issuable upon exercise or conversion of securities, then the Buyer shall send to each Shareholder written notice of such determination and if, within fifteen (15) days after receipt of such notice, any such Shareholder shall so request in writing, the Buyer shall include in such registration statement all or any part of such Shares as such Shareholder requests to be registered, subject to such Shareholder’s obligation to pay for its proportionate share of the registration costs associated with the registration of Shares.
7.CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS
Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:
1.Accuracy of Representations and Warranties; Performance of Obligations
. The representations and warranties of Seller made in this Agreement shall be true and correct as of the Closing Date, and Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, except (a) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (b) for breaches of such representations and warranties and obligations and covenants (i) arising as a result of Transaction Developments, or (ii) that have been cured; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of Seller in the officer’s capacity as such confirming the foregoing to the best of such officer’s knowledge.
2.Management Retention
. Buyer shall have reached agreement with those employees listed on Schedule 7.2 upon the terms and conditions of their continued employment with the Company (or, at Buyer’s election, with Buyer directly).
3.No Injunction, Etc
. No Law or Order that enjoins or otherwise prohibits the transactions contemplated by this Agreement shall be in effect.
4.Delivery of Documents
. Seller shall have delivered to Buyer the documents described in Section 10.2.
5.License. Ronald M. Balzer shall have licensed certain accounting software to Buyer pursuant to the License Agreement provided in Schedule 10.2(g).
6.Guaranty of KMA Loan
. The Company shall have been released of its June 26, 2013 Guaranty to Rabobank N.A. under which the Company guarantied the indebtedness of The KMA Group, L.L.C.
7.Helena Agreement. Helena Chemical Company (“Helena”) shall have signed an Acknowledgement and Waiver dated September 15, 2014 indicating that any and all customer lists, historical sales data, credit applications and related customer information may be transferred to Company’s successors, assigns and new owners;
8.Split Dollar Life Insurance Policy. The Company shall have terminated the Kennedy Split Dollar Agreement as set forth in Section 6.10.
9. 401(k) Plan. The Company shall have terminated its 401(k) Plan as set forth in Section 6.11.
10.Other Benefit Plans

. The Company shall have taken all actions necessary to cause each employee or former employee of the Company who participates in any Benefit Plan of the Company to cease to participate in each Benefit Plan, except as set forth below:
(a)Buyer shall assume and continue the Company’s Health and Welfare Benefit Plan (with substantially the same eligibility, participation, benefit and employee cost structure) for the benefit of the employees of Company and KMA, through 12-31-2015, or until such Plan is terminated, whichever is later. Upon termination of the Plan, such employees will become covered under the Health and Welfare plans of Buyer, subject to normal and customary eligibility criteria.
(b)Buyer shall allow retirees of Company and KMA who are participants in the Company’s Health and Welfare Benefit Plan to continue participation in such plan(s), up to and including 12-31-2014, and Seller assumes all liability and obligations arising under such Benefit Plans, including under any self-insured portion of the coverage thereunder, for such period commencing after the Closing Date.
(c)Buyer shall allow employees of Millington who are Participants in the Company’s Health and Welfare Benefit Plan to continue participation in such Plan during the Transition Period, as set forth in Section 6.12, and Seller assumes all liability and obligations arising under such Benefit Plans, including under any self-insured portion of the coverage thereunder, for such period commencing after the Closing Date.
(d)Company shall provide evidence satisfactory to Buyer that applicable vendors and/or service providers (including without limitation, any insurance providers) will allow the continued participation of retirees and Millington employees, as set forth above.
11.Material Adverse Change
. There shall not have occurred any material adverse change in the condition (financial or otherwise), operations, prospects or operations of the Business or the Company, taken as a whole, other than any arising solely as a result of Transaction Developments.
12.HSR Act Waiting Period
. If applicable, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under any other applicable anti-trust Laws shall have expired or been terminated and all other material Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
8.CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
Each and every obligation of Seller to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Seller) prior to or at the Closing of each of the following conditions:
1.Accuracy of Representations and Warranties; Performance of Obligations
. The representations and warranties of Buyer made in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing, except (a) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (b) for breaches of such representations and warranties and obligations and covenants (i) arising as a result of Transaction Developments, or (ii) that have been cured; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an officer of Buyer in the officer’s capacity as such confirming the foregoing to the best of such officer’s knowledge.

2.No Injunction, Etc.
No Law or Order that enjoins or otherwise prohibits the transactions contemplated by this Agreement shall be in effect.
3.Delivery of Purchase Price and Documents
. Buyer shall have delivered to Seller the the KMA Purchase Price as contemplated by Section 1.2, the Share Purchase Price as contemplated by Section 2.3, the Estimated Merger Consideration in accordance with Section 3.5, and the documents described in Section 10.3.
4.HSR Act Waiting Period
. If applicable, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under any other applicable anti-trust Laws shall have expired or been terminated and all other material Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
5. 10 Day Average Price
. The 10 Day Average Price shall be equal to or greater than the Floor Price.
9.INDEMNIFICATION
1.General
. All representations and warranties of the Parties shall survive the Closing Date for a period of two (2) years, other than: (I) those set forth in Section 4.1(a) (Due Organization and Power), 4.1(b) (Authority), 4.1(s) (Fees), Section 4.2(a) (Due Organization and Power), Section 4.2(b) (Authority), 4.2(i) (Fees), and any fraudulent misrepresentations, which shall survive indefinitely; (II) those set forth in Section 4.1(f) (Tax Matters), Section 4.1(k) (Environmental Matters), and 4.1(o) (Employee Benefit Plans) which shall survive the Closing Date for a period of sixty days after the expiration of any applicable statute of limitations period (after giving effect to any waivers or extensions thereof). For purposes of this Section 9.1, the representations and warranties in this Agreement, and in any Closing Certificate, shall be deemed to have been made without any qualifications as materiality, and, accordingly, all references herein or therein to “material,” “in all material respects,” and similar qualifications shall be deemed to be deleted, except where any such provision requires disclosure of lists or items of a material nature or above a specified threshold. Any and all Losses hereunder shall bear interest until paid at the Interest Rate, plus 4%.
2.Indemnification by Seller
. If the Closing occurs, and subject to the terms and conditions of this Article 9, The KMA Group and the Shareholders shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates (including the Company), and their respective directors, officers, employees, and controlling persons, from and against all Losses asserted against or incurred by any such entity or person as a result of any: (i) breach as of the Closing Date of the representations and warranties of Seller contained in this Agreement; (ii) breach of the covenants of Seller contained in this Agreement; or (iii) the pre-Closing operations or Business of the Company or the ownership by Seller of Purchased Shares or the KMA Assets.
3.Seller’s Indemnity Limitations
. Seller’s obligations under Section 9.2 shall be subject to the following limitations:
(a)Seller shall not have any liability for Losses under Section 9.2 unless and until the aggregate amount of all Losses relating thereto for which Seller would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $325,000, at which point

Seller, subject to the other provisions of this Section-- 9.3, shall indemnify Buyer for such Losses, but only to the extent such Losses exceed $325,000, provided, however, that no minimum dollar limitation shall be applied to (I) any claim brought for breach of any representation or warranty made in Sections 4.1(a) (Due Organization and Power), 4.1(b) (Authority), 4.1(f) (Tax Matters), 4.1(l) (Title to Assets; Liens), 4.1(s) (Fees), or any fraudulent misrepresentation (“Fundamental Representation”). Nothing contained in this Section 9.3 (i) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer may have at Law, in equity, or otherwise, based on fraud, or a willful misrepresentation or willful breach of warranty hereunder.
(b)Seller shall not have any liability for Losses under Section 9.2 to the extent the aggregate amount of Losses relating thereto for which Seller would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $6,000,000 provided, however, that in determining whether such maximum dollar limitation has been reached, there shall not be counted any claim brought for breach of any Fundamental Representation. Seller shall not have any liability for Losses under Section 9.2 for a breach of any Fundamental Representation in excess of the Purchase Price. Nothing contained in this Section 9.3 (ii) shall be deemed to limit or restrict in any manner any rights, remedies, or the amount of any claim, which Buyer may have at Law, in equity, or otherwise, based on fraud, or a willful misrepresentation or willful breach of warranty hereunder.
(c)Seller shall not have any liability under Section 9.3 for any incidental, punitive, or consequential damages and damages arising from changes in any Law occurring after the date of this Agreement.
(d)Seller shall not have any liability for Losses under Section 9.2 arising from individual representations and warranties after the end of the respective survival periods for such representations and warranties listed in Section 9.1, other than as follows: Buyer shall preserve its right to pursue a claim under Section 9.2 if Buyer, prior to the expiration of the applicable period, delivers an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.
(e)401(k) Plan and Health and Welfare Benefit Plans. If the Closing occurs, and subject to the terms and conditions of this Article 9, in addition to the indemnification provided in Sections 9.1 and 9.2, Seller shall indemnify and hold harmless Buyer, the Company, and their Affiliates (including, without limitation, the Company), and their respective directors, officers, employees and controlling persons, from and against all Losses asserted against or incurred by any such entity or person as a result of or arising from: (i) any breach as of the Closing Date of the representations and warranties of Seller contained in Section 4.1(o) of this Agreement; (ii) any breach of the covenants of Seller contained in Sections 6.11 and 6.12 of this Agreement; or (iii) the failure by the Company, any of its Subsidiaries or any past or present joint ventures, or any employee benefit plan (or predecessor plan) of the foregoing, to comply with any law or any applicable agreement or instrument in respect of any employee health or welfare benefit plan maintained or contributed to by such entities or with respect to which the Company or any of its Subsidiaries have any liability, including any liability for insurance premium, claims or Taxes and any interest, penalties or other related expenses associated with or related to the periods on or prior to the Closing or during the Transition Period (collectively, the “Benefits Issue”), provided, however, that neither the Buyer nor the Company or any of its Subsidiaries shall take any action with respect to the Benefits Issue (whether with respect to any applicable governmental entity associated service or insurance provider) without the prior written consent of the Seller, other than actions or corrections in response to inquiry, investigation or audit, claim or other similar action initiated by any applicable governmental body or service or insurance provider; and (iv) for any and all liability or Losses that the Company, any of its Subsidiaries or Buyer may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to the Company 401K Plan the (the “Company 401(k) Plan”) associated with the correction of any plan deficiencies, such as qualification failures, operational failures, compliance with laws and document failures associated with the sponsorship and maintenance of the Company 401(k) Plan by the Company or its affiliates that occurred prior to or as of the Closing Date, including without limitation, the submission of the Company 401(k) Plan to the Internal Revenue Service under the Employee Plans Compliance Resolution System (“EPCRS”) and pay any and all associated fees, penalties and costs necessary (including any legal costs of third party services provider fees) that may be necessary to bring the Company 401(k) Plan into compliance with all applicable laws. All such indemnified representations and warranties of the Seller shall survive the Closing Date for a period of sixty days after the expiration of any applicable statute of limitations period (after giving effect to any waivers or extensions thereof). All Losses described in this Section ----9.3(e) shall be indemnified in full, without deductible, or minimum or maximum amount. No claim or payment made pursuant to this Section 9.3(e) shall be applied or credited against, or otherwise serve to reduce, the minimum or maximum indemnification obligations provided in Section 9.3(a) and 9.3(b). In determining the amount of any Losses in respect of the breach of any representation or warranty for purposes of this Section 9.3(e) only (but not for determining whether there has been a breach), any representation or warranty that is qualified in scope as to materiality, Material Adverse Effect or similar qualifications shall be deemed to be made or given without such qualification, except where any such representation or warranty requires disclosure of lists or items of a material nature or above a specified threshold.
4.Indemnification by Buyer
. Subject to the terms and conditions of this Article 9, Buyer shall indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees, and controlling persons of the foregoing, from and against all Losses asserted against or incurred by any such person or entity as a result of any (a) breach of the representations and warranties of Buyer contained in this Agreement, (b) breach of the covenants of Buyer contained in this Agreement, or (c) operation or ownership by Buyer of the Business or the Company or the KMA Assets on or after the Closing Date.
5.Procedures Relating to Indemnification Between Seller and Buyer
. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 9 can be obtained, the Party seeking indemnification under this Article 9 (the “Indemnified Party”) shall, within 30 days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”). An Indemnified Party shall not be entitled to indemnification with respect to any matter as to which such Indemnified Party fails to provide an Indemnification Notice in accordance with this Section 9.5.
6.Procedures Relating to Indemnification for Third Party Claims
.
(a)Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than ten days thereafter and in no event more than five Business Days after being served with any summons, complaint, or similar legal process. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim. An Indemnified Party shall not be entitled to indemnification with respect to any matter as to which such Indemnified Party fails to provide an Indemnification Notice in accordance with this Section 9.6.
(b)Defense. If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnifying Party so chooses, to assume the defense of the Third Party Claim. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of the Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend any Third Party Claim, then Buyer and Seller shall cooperate in the defense of the Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records that are reasonably relevant to the Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense of the Third Party Claim.
7.Insurance and Tax Effect
. The obligation of the Indemnifying Party to indemnify the Indemnified Party against any Losses under this Article 9 shall be reduced by the amount of any insurance proceeds receivable by the Indemnified Party from third party insurers with respect to such Losses or the underlying factors with respect to such Losses, provided, however, that (i) such reduction in indemnified Loss shall be reversed, and the amount of the indemnified claim shall be resurrected, to the extent that such insurance proceeds are not received by the Indemnified Party within 6 months of the claim submitted therefore, and (ii) the Indemnified Party shall be under no obligation to commence any litigation, arbitration, mediation or other collection action, or otherwise expend any amount to enforce, contest, prosecute or challenge any insurance claim in the event no such insurance proceeds are actually received, or their payment is delayed beyond 6 months from the date of the claim. Further, the obligation of the Indemnifying Party to indemnify the Indemnified Party against any Losses shall be reduced by any and all Tax Benefits delivered by the Indemnified Party for such Losses. Any limitations period for which indemnification is provided in this Agreement in Section 9.1 shall be tolled while during the pendency of any insurance claim until such insurance claim is paid, rejected, or under consideration.
8.No Offset
. An Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Agreement, including this Article 9, by setting off any amounts owed to the Indemnifying Party by the Indemnified Party.
9.Exclusive Remedy
. The right to rely on the conditions set forth in Article 7 or Article 8 (as applicable) and the right to terminate this Agreement as set forth in Article 11, and the indemnification provisions of this Article 9 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Seller, the Business, the Company, this Agreement, the negotiation and execution of this Agreement or any contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation or tort theory or otherwise by Seller or Buyer and their respective officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.
10.CLOSING
1.Closing Date
. Unless this Agreement shall have been terminated pursuant to Section 11.1, and provided that the conditions set forth in Article 7 and Article 8 are satisfied or waived, the closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kerr Russell, at 10:00 a.m., local time, on October 7, 2014. The actual date of the Closing is referred to as the “Closing Date”.
2.Items to be Delivered by Seller
. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:
(a)Stock certificates evidencing the Shares, duly endorsed in blank by each applicable Shareholder, or accompanied by stock transfer powers duly executed in blank by each applicable Shareholder, with stock transfer tax stamps (if required by applicable Law) affixed and cancelled;

(b)Compliance Certificate. The certificates described in Section 7.1, in form and substance reasonable satisfactory to Seller and Buyer of the KMA Assets and the Shareholders;
(c)Certified Resolutions. A copy of the resolutions of the Board of Directors of the Company, the Shareholders, and The KMA Group authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of the Company and the Manager of The KMA Group;
(d)Instruments of Conveyance. Such warranty deeds, bills of sale with warranties of title, lease assignments with required consents, waivers of rights of refusal, waivers of options to purchase, and other instruments of conveyance and assignment as are necessary to vest in Buyer all right, title, and interest of Seller in and to the Purchased Shares and the KMA Assets, subject only to Permitted Liens, in form and substance reasonably satisfactory to Seller and Buyer;
(e)Title Insurance. With respect to the Real Property comprising the Facilities, title insurance policies or “marked up” title insurance commitments equivalent to title insurance policies, dated as of the Closing Date, and issued in the form of standard ALTA Form 2006 owner’s insurance policies, with endorsements reasonably acceptable to Buyer, in the amount of the Purchase Price allocable to the Real Property as set forth in the Purchase Price Allocation if owned by The KMA Group (or if a dispute regarding Buyer’s proposed Purchase Price Allocation exists as of the Closing, then in the amount of Buyer’s proposed Purchase Price Allocation) and at the mutually agreed upon fair market value if owned by the Company, insuring Buyer’s fee simple title and leasehold estate in such Real Property as of the Closing Date, subject only to Permitted Liens;
(f)Certificate of Merger. The Certificate of Merger attached hereto as Exhibit 3.1;
(g)License. The License attached hereto as Schedule 10.2(g);
(h)    Guaranty of KMA Loan. Evidence satisfactory to the Buyer that the Company has been released of its June 26, 2013 Guaranty to Rabobank N.A. under which the Company guarantied the indebtedness of The KMA Group, L.L.C.

(i)    Helena Agreement. The Letter of Intent dated October 1, 2014 between Company and Helena, and the Acknowledgement and Waiver dated September 15, 2014 signed by Helena;
(j)    401(k) Plan. Evidence satisfactory to the Buyer that the Company has terminated its 401(k) Plan as set forth in Section 6.11.
(k)    Other Benefit Plans. Evidence satisfactory to the Buyer that the Company shall have taken all actions necessary to cause each employee or former employee of any entity other than Company to cease to participate in each Benefit Plan, other than the Transition Benefit Plans, effective immediately prior to the Closing Date, and provided evidence satisfactory to the Buyer that applicable vendors and/or service providers (including without limitation any insurance providers) will allow the continued participation the Transition Benefit Plans for the Millington Participants during the Transition Period, all as set forth in Section 6.12.
(l)    Kennedy Split Dollar Life Insurance Policy. Evidence satisfactory to the Buyer that Company has terminated the Kennedy Split Dollar Agreement;
(i)HSR Act. If the applicable waiting period under the HSR Act shall have expired and the Seller shall have obtained the consent, approval, order or authorization of, or registration with any Governmental Authority required to be obtained or made in connection with this Agreement; and
(m)    Other Documents. All other documents, instruments, or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer reasonably requests. In the event there is a property or inland marine loss prior to Closing, and if Buyer, in its sole discretion, elects to proceed with Closing, Buyer shall have direct access to the proceeds of any claim settlement on such policies so as not to postpone the closing or cause Buyer to add the withheld funds disrupting the progress of restoring the Purchased Assets from the loss.
3.Items to be Delivered by Buyer
. At the Closing, Buyer shall deliver to Seller the Cash Consideration by wire transfer as required by Section 2.2(b), the Andersons Common Stock as required by Section 2.2 (b), and the and the following documents, in each case duly executed or otherwise in proper form:
(a)Compliance Certificate. The certificate described in Section 8.1, in form and substance reasonably satisfactory to Seller and Buyer;
(b)Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer (Buyer may redact therefrom confidential information);
(c)Assumption of Liabilities. Such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to Buyer and Seller;
(d)Certificate of Merger. The Certificate of Merger attached hereto as Exhibit 3.1;
(e)License. The License attached hereto as Schedule 10.2(g);

(f)HSR Act. If the applicable waiting period under the HSR Act shall have expired and the Seller shall have obtained the consent, approval, order or authorization of, or registration with any Governmental Authority required to be obtained or made in connection with this Agreement; and
(g)Other Documents. All other documents, instruments, or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller reasonably requests.
11.TERMINATION
1.General
. This Agreement may be terminated only as follows:
(a)By the written agreement of Seller and Buyer; or
(b)By Seller or Buyer if the Closing shall not have occurred on or prior to December 1, 2014 or such other date as the Parties agree to in writing; or
(c)By Seller or Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits consummation of such transactions and such Order or other action shall have become final and non-appealable; or
(d)By Buyer pursuant to the provisions of Section 12.10;
provided, however, that a termination of this Agreement pursuant to Section 11.1(b) may only be asserted by a Party who is not in breach in any material respect of any of its representations, warranties, or covenants set forth in this Agreement which breach would otherwise allow the other Party to refuse to consummate the transactions contemplated by this Agreement due to the condition set forth in Section 7.1 or Section 8.1 (as applicable).
2.Post-Termination Obligations
. To terminate this Agreement as provided in subclause (b) or (c) of Section 11.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 12.8:
(a)The obligations to complete the transactions contemplated hereby shall be terminated, without further action by any Party;
(b)Buyer shall return all documents and other materials relating to the transactions contemplated by this Agreement received from or on behalf of Seller (and all copies thereof), whether so obtained before, on, or after the execution and delivery of this Agreement, to Seller; and
(c)All information relating to Seller, the Company, The KMA Group, the Business, or the transactions contemplated by this Agreement received or accumulated by Buyer or its representatives shall be treated as Confidential Information in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect, as supplemented by this Agreement, notwithstanding the termination of this Agreement.
3.No Liabilities in Event of Termination
. If this Agreement is terminated as provided in Section 11.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of Seller or Buyer, except pursuant to the Letter of Interest dated August 6, 2014, as amended August 26, 2014 among the Parties, and except that the respective obligations of Seller or Buyer, as the case may be, under Sections 11.2(b), 11.2(c), 12.1 and 12.9 (and the Confidentiality Agreement) shall remain in full force and effect and except that termination shall not relieve any Party from liabilities for damages incurred or suffered by the other Party as a result of any fraud, or willful and material breach of any of such Party’s representations, warranties, or covenants set forth in this Agreement.

12.MISCELLANEOUS
1.Publicity
. No public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed, or conditioned), except that Seller may make such announcements to its employees. Notwithstanding the foregoing, Seller and Buyer may each issue a press release on the Closing Date, provided that the Party issuing the release shall obtain the other Party’s approval of the release prior to its issuance (which approval shall not be unreasonably withheld, conditioned, or delayed).
2.Bulk Transfer Laws
. Each Party hereby waives compliance by the other with the provisions of the bulk transfer, bulk sales, or similar Law of any jurisdiction.
3.Assignment
. Neither Party shall assign, transfer, or encumber this Agreement, or its rights or obligations under this Agreement, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, provided that Buyer may assign the Agreement to an Affiliated entity, and any attempted assignment, transfer, or encumbrance without such consent shall be void and without effect.
4.Parties in Interest
. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.
5.Law Governing Agreement
. This Agreement shall be construed and interpreted according to the Laws of the state of Ohio, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.
6.Amendment
. No amendments or supplements to this Agreement shall be valid or binding unless set forth in a written agreement executed and delivered by both Parties.
7.Waiver
. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
8.Notice
. All notices, requests, demands, and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission, sent by registered or certified U.S. mail, return receipt requested and postage prepaid, or sent by private overnight mail courier service, as follows:
If to Buyer, to:
The Andersons, Inc.

480 West Dussel Drive
Maumee, Ohio 43537
Attention: President, Grain Group
Facsimile: (419) 891-6588

(with a copy to)

The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
Attention: General Counsel
Facsimile: (419) 891-6695
If to Seller, to:
Clifford A. Vennix
418 Patricia Street
Auburn, MI 48611
Attention:
Facsimile:

(with a copy to)

Kerr, Russell and Weber, PLC
Columbia Center
Suite 260
201 West Big Beaver Road
Troy, MI 48084
Attention: Jeffrey Brantley
Facsimile: (248) 740-9840

or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.
9.Expenses
. Regardless of whether or not the transactions contemplated hereby are consummated:
(a)Transfer Taxes. Any sales Tax, use Tax, documentary stamp Tax, transfer Tax, real estate transfer Tax, motor vehicle Tax, registration Tax, or other Tax or recording expense or notarial fee attributable to, imposed upon, or arising from the transactions contemplated by this Agreement (or by the other documents and instruments to be executed and delivered pursuant to this Agreement) shall be paid solely by Buyer. Buyer shall file all Tax Returns with respect to such Taxes. Buyer shall timely execute and deliver to Seller such certificates or forms as may be necessary and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Taxes.

(b)Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated by this Agreement, including in connection with claims by any person or entity that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Party.
10.Schedules
. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the facts or items to which it applies. The Schedules to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. The appearance on a Schedule to this Agreement of a matter is not, by itself, intended to constitute and shall not be construed as an admission or indication that such matter is required to be disclosed, nor shall such disclosure be construed as an admission or indication that such information would be material or have a Material Adverse Effect or that such item did not arise in the ordinary course of business or be deemed to establish a standard of materiality. Such additional matters are set forth on the Schedules to this Agreement for informational purposes only. No disclosure on the Schedules to this Agreement relating to any possible breach or violation of any contract, Law, or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References on the Schedules to this Agreement to any contract, Benefit Plan, Order, or legal proceeding are qualified in their entirety by reference to more detailed information in the documents attached thereto or previously delivered or made available to Buyer and its representatives. Prior to the Closing, Seller shall have the right to supplement, modify, or update the Schedules to this Agreement (a “Schedule Modification”). Upon delivery of any such Schedule Modification, the Schedules to this Agreement shall be deemed amended for all purposes of this Agreement; provided, however, that, solely for purposes of determining whether the condition set forth in Section 8.1 is satisfied, the Schedules to this Agreement shall be deemed to include only (a) the information contained in such Schedule Modification relating to acts, omissions, occurrences, developments, conditions, or other circumstances that both (i) arose or occurred after the date of this Agreement and (ii) did not arise or occur as a direct result of the negligence or willful misconduct of Seller and (b) the information originally contained in the Schedules to this Agreement as of the date of this Agreement. Seller’s right to deliver a Schedule Modification shall include the right to add new Schedules to this Agreement that qualify representations and warranties set forth in Article 4 that do not currently reference any Schedule to this Agreement. Anything in this Agreement or any other agreement between Buyer and Seller to the contrary notwithstanding, Buyer shall have the absolute right and option to terminate this Agreement and all Buyer’s obligations hereunder in the event of any material adverse Schedule Modification. In that event, the applicable representations and warranties set forth in Article 4 shall be deemed modified to refer to, and to be subject to, the qualifications set forth in such new Schedules to this Agreement.
11.Interpretive Provisions
. The term “knowledge” when used in the phrases “to the knowledge of Seller” or “Seller has no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of the Shareholders and of the officers of The KMA Group, after due inquiry and shall include only their actual present knowledge, without any imputation of the actual or imputed knowledge of any other person. The terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.
12.Section Headings; Table of Contents
. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.Severability
. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void, or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended, and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.
14.No Strict Construction
. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
15.Jurisdiction; Venue; Waiver of Jury Trial
. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the city of Toledo, Ohio over any suit, action, or proceeding arising out of or relating to this Agreement. Without limitation of other means of service, each Party agrees that service of any process, summons, notice, or document with respect to any action, suit, or proceeding may be served on it in accordance with the notice provisions set forth in Section 12.8. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced, by suit upon such judgment, in any other courts to whose jurisdiction such Party is or may be subject. Each Party hereby waives its rights to a trial by jury of any claim or cause of action arising out of or relating to Buyer’s investigation of Seller, the Business, the Purchased Assets, or the Assumed Liabilities, this Agreement, the negotiation and execution of this Agreement or any contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms in any suit, action, or proceeding of any type brought by one Party against any other Party, regardless of the basis of the claim or cause of action.
16.Entire Agreement
. This Agreement (including the Schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, between the Parties with respect to the subject matter hereof; there are no conditions to this Agreement that are not expressly set forth in this Agreement.
17.Counterparts
. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
18.Definitions
. For purposes of this Agreement, the term:
“10 Day Average Price” shall mean the average closing price per share of the Buyer’s common stock on the ten consecutive trading days immediately preceding the Closing Date.
“Adjusted Working Capital” shall have the meaning set forth in Section 3.6.

“Adjusted Working Capital Statement” shall have the meaning set forth in Section 3.7(a).
“Affiliate” or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
“Agreement” shall have the meaning set forth in the preamble of this Stock and Asset Purchase Agreement.
“Andersons Common Stock” shall have the meaning set forth in Section 3.5.
“Assumed Contracts” shall have the meaning set forth in Section 3.2(e).
“Assumed Liabilities” shall have the meaning set forth in Section 3.3.
“Assumed Permits” shall have the meaning set forth in Section 1.1(d).
“Beneficial Rights” shall have the meaning set forth in Section 6.9(f).
“Benefit Plans” shall have the meaning set forth in Section 4.1(o).
“Benefits Issue” shall have the meaning set forth in Section 9.3(e).
“Business” shall have the meaning set forth in the recitals of this Agreement.
“Business Day” shall mean any day other than Saturday, Sunday, or other day on which commercial banks in the state of Ohio are authorized or required by Law to be closed.
“Buyer” shall have the meaning set forth in the Preambles of this Agreement.
“Buyer SEC Documents” shall have the meaning set forth in Section 4.2(f) of this Agreement.
“Cap Price” shall have the meaning set forth in Section 3.5(a).
“Cash Holdback” shall have the meaning set forth in Section 2.2(b)(iii) of this Agreement.
“Cash Purchase Price” shall have the meaning set forth in Section 2.2 (b).
“Certificate of Merger” shall have the meaning set forth in Section 3.1.
“Closing” shall have the meaning set forth in Section 10.1.
“Closing Balance Sheet” shall have the meaning set forth in Section 3.7(a).
“Closing Date” shall have the meaning set forth in Section 10.1.
“COBRA” shall have the meaning set forth in Section 4.1(o)(i).
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company” shall have the meaning set forth in the Preambles of this Agreement.

“Company 401(k) Plans” shall have the meaning set forth in Section 6.11.
“Confidential Information” shall have the meaning set forth in Section 5.1.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.1.
“Competitor” shall mean any person or entity that now or hereafter engages in or attempts to engage in the grain handling and storage, agronomy, and plant nutrient distribution business within any state within which the Business has current customers or where it previously solicited customers, and the states of Michigan and Ohio.
“Deficit Amount” shall have the meaning set forth in Section 3.7(d).
“Delayed Pricing Contracts” shall have the meaning set forth in Section 3.2(e).
“DTC” shall mean Depository Trust Company.
“Environmental Laws” shall mean all Laws regarding protection of human health or the environment, including Laws pertaining to Hazardous Substances or the protection of the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.
“Estimated Merger Consolidation” shall have the meaning set forth in Section 3.5.
“Estimated Price Adjustment” shall have the meaning set forth in Section 3.5.
“Excess Amount” shall have the meaning set forth in Section 3.7(d).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Facility” or “Facilities” shall mean each AB&G Facility and the KMA Facilities.
“Financial Statements” shall have the meaning set forth in Section 4.1(e).
“Floor Price” shall have the meaning set forth in Section 3.5(a).
“Fundamental Representation” shall have the meaning set forth in Section 9.3(a).
“GAAP” shall mean generally accepted accounting principles, consistently applied.
“Governmental Entity” shall mean any court, arbitrator, or governmental department, commission, board, bureau, agency, authority, instrumentality, or other body, whether federal, state, local, foreign, or other.
“Grain” shall have the meaning set forth in Section 3.2(b).
“Grain Contracts” shall have the meaning set forth in Section 3.2(e).
“Grain Contract Procedure” shall have the meaning set forth in Section 3.8(a).
“Grain Purchase Contracts” shall have the meaning set forth in Section 3.2(e).
“Grain Sale Contracts” shall have the meaning set forth in Section 3.2(e).

“Hazardous Substance” shall mean all pollutants, contaminants, chemicals, compounds, or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including asbestos, polychlorinated biphenyls, urea formaldehyde, petroleum, and petroleum factions or by-products, and any other substances subject to regulation under any Environmental Law.
“Helena” shall mean Helena Chemical Company.
“Holdback Shares” shall have the meaning set forth in Section 2.2(b)(ii).
“HSR Act” mean the Hart Scott Rodino Antitrust Improvements Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Indemnification Notice” shall have the meaning set forth in Section 9.5.
“Indemnifying Party” shall have the meaning set forth in Section 9.5.
“Independent Expert” shall have the meaning set forth in Section 3.7(c).
“Interest Rate” shall be, for any period for which it is determined, the average of the “prime rates” set forth in the Money Rates column of the Wall Street Journal on the Closing Date, and each anniversary date thereof (or the closest day preceding an anniversary date in which the prime rate is so published).
“Interim Balance Sheet” shall mean the closing balance sheet as prepared by the Seller’s accountants included in its Financial Statements as of the Interim Balance Sheet Date.
“Interim Balance Sheet Date” shall mean August 31, 2014.
“Inventory” shall have the meaning set forth in Section 3.2(b).
“Kennedy Split Dollar” shall have the meaning set forth in Section 6.10(a).
“KMA Assets” shall have the meaning set forth in the Preambles of this Agreement.
“KMA Assumed Liabilities” shall have the meaning set forth in Section 1.3.
“KMA Facilities” shall have the meaning set forth in Section 1.1(a).
“The KMA Group” shall have the meaning set forth in the Preambles of this Agreement.
“KMA Purchase Price” shall have the meaning set forth in Section 1.2.
“Knowledge” shall have the meaning set forth in Section 12.11.
“Laws” shall mean any federal, state, local, foreign, or other statute, law, ordinance, rule, or regulation.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind.
“Loss” shall mean (a) all debts, liabilities, and obligations owed to or at the behest of any other person or entity; (b) all losses, damages, judgments, awards, penalties, and settlements; (c) all demands, claims, suits, actions, causes of action, proceedings, and assessments; and (d) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending, or asserting any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on the financial condition or results of operations of the Business or Buyer taken as whole. Notwithstanding the foregoing, (a) Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect and (b) no change, event, circumstance, development, occurrence, or effect arising from or attributable or relating to any Transaction Developments shall be taken in account in determining whether there has been a Material Adverse Effect or in determining the scope of a Material Adverse Effect.
“Material Contract” shall have the meaning set forth in Section 4.1(n).
“MBCA” shall mean the Michigan Business Corporation Act.
“Merger” shall have the meaning set forth in Section 3.1.
“Merger Consideration” shall have the meaning set forth in Section 3.5.
“Merger Price” shall have the meaning set forth in Section 3.5.
“Merger Price Adjustment” shall have the meaning set forth in Section 3.5.
“Merger Sub” shall have the meaning set forth in the Preambles of this Agreement.
“Notice of Objections” shall have the meaning set forth in Section 3.7(b).
“Nutrients” shall have the meaning set forth in Section 3.2(b).
“Orders” shall mean any order, writ, injunction, judgment, plan, or decree of any Governmental Entity.
“Party” or “Parties” shall mean Seller and/or Buyer, as the case may be.
“Permitted Liens” shall mean (a) statutory liens for current Taxes and other governmental charges and assessments for the transferred real property which are not yet due and payable or delinquent, or are being contested in good faith by appropriate proceedings, (b) Liens as reflected in title records relating to the transferred real property owned or leased by Seller and reasonably approved by Buyer, (c) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto, (d) Title Encumbrances approved by Buyer in its discretion, and (e) those Liens set forth in Schedule 4.1(l).
“Policies” shall have the meaning set forth in Section 4.1(y).
“Proprietary Information” shall mean all ideas, information, knowledge, and discoveries that are not generally known in the trade or industry and about which Seller has knowledge solely as a result of its participation in, or beneficial ownership of, the Business prior to the Closing Date. Notwithstanding the foregoing, “Proprietary Information” shall not mean or include any idea, information, knowledge, or discovery that (a) is or becomes generally available to the public other than as a result of a disclosure by Seller after the Closing Date in violation of its obligations under Section 6.3.
“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchase Price Allocation” shall have the meaning set forth in Section 1.6.
“Purchased Assets” shall have the meaning set forth in Section 2.1.
“Purchased Shares” shall have the meaning set forth in Section 2.1.
“Receivables” shall mean the Company’s accounts receivable from sales in the ordinary course of business, not in default and otherwise not being contested, or subject to offset or counter‑claim, prior to the Closing Date.
“Receivables Notice” shall have the meaning set forth in Section 6.6
“Reference Balance Sheet” shall have the meaning set forth in Section 3.5.
“Regulation D” shall have the meaning set forth in Section 4.1(d)(iv).
“Repurchase Date” shall have the meaning set forth in Section 6.6.
“Restricted Shareholders” shall have the meaning set forth in Section 6.3(a).
“Retiree Participant” shall have the meaning set forth in Section 6.12.
“Review Period” shall have the meaning set forth in Section 3.7(b).
“Schedule Modification” shall have the meaning set forth in Section 12.10.
“SEC” shall mean Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble of this Agreement.
“Shares” shall have the meaning set forth in the Preambles of this Agreement.
“Share Purchase Price” shall have the meaning set forth in Section 2.2.
“Shareholder” and “Shareholders” shall have the meaning set forth in the Preambles of this Agreement.
“Shareholder Representative” shall have the meaning set forth in Section 6.11.
“Stock Sale” shall have the meaning set forth in Section 2.1.
“Stock Sale Effective Time” shall have the meaning set forth in Section 2.3.
“Surviving Corporation” shall have the meaning set forth in Section 3.1.
“Tax or Taxes” means all assessments, taxes, charges, fees, penalties, interest, duties, levies or other similar assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, and such term includes any interest, penalties or additions to tax attributable to such taxes.
“Tax Return” means any report, return, document, declaration, payee statement, claim for refund, election or other information or filing required to be filed in connection with any Taxes to any Tax authority or any person with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” shall have the meaning set forth in Section 9.6.
“Title Encumbrance” means any lease, license, tenancy, right of occupancy, covenant, condition, restriction, easement, right of way, agreement, royalty, mineral right, right of first refusal, purchase option, encroachment agreement, roadway (public or private), air or water right, drainage rights, riparian right, zoning or other restriction as to the use of real property, and any similar title encumbrance of any kind.
“Trading Day” shall mean any day on which the primary market on which shares of the Andersons Common Stock are listed is open for trading.
“Transaction Developments” shall mean (a) any acts or omissions of Buyer prior to the Closing Date, (b) any acts or omissions contemplated by this Agreement, (c) the execution, delivery, and performance of this Agreement, (d) the announcement by Buyer or Seller of its execution and delivery of this Agreement, and/or (e) any acts or omissions taken at the request, or with the approval, of Buyer.
“Transferred Employees” shall mean the employees of the Company as of the Closing Date and listed in Schedule 12.18.
“Transferred Intellectual Property” shall have the meaning set forth in Section 3.2(d).
“Transition Benefit Plans” shall have the meaning set forth in Section 6.12.
“Transition Period” shall have the meaning set forth in Section 6.12.
“Vennix Split Dollar Agreements” shall have the meaning set forth in Section 6.10(b).
Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.
[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives or officers to execute and deliver this Stock and Asset Purchase Agreement as of the day and year first written above.

CLIFFORD A. VENNIX, INDIVIDUALLY AND AS REPRESENTATIVE OF THE SHAREHOLDERS By: /s/ Clifford A. Vennix Clifford A. Vennix	THE ANDERSONS, INC. By: /s/ Naran U. Burchinow Naran U. Burchinow Vice President
SHAREHOLDERS

By:    /s/ Kyle D. Arnold
Kyle D. Arnold, Trustee of the Kyle D. Arnold Revocable Living Trust Dated September 30, 2014

By:    /s/ Andrew J. Balzer
Andrew J. Balzer

By:    /s/ AnnMarie Balzer
AnnMarie Balzer, Trustee of the Ann Marie Balzer Revocable Living Trust Dated September 23, 2014

By: /s/ Ann Marie Balzer
           Ann Marie Balzer, solely for purposes
          of Section 6.3 of this Agreement

By: /s/ Lynda Fletcher
           Lynda Fletcher, solely for purposes
           of Section 6.3 of this Agreement

BALZER, LLC, a Michigan limited liability company

By: /s/ Ann M. Balzer
            Ann M. Balzer
Its: Manager

By:    /s/ Ronald M. Balzer
Ronald M. Balzer

By:    /s/ Samuel R. Balzer
Samuel R. Balzer

By:    /s/ Brooke E. Fletcher
Brooke E. Fletcher, Trustee of the Brooke E. Fletcher Revocable Living Trust Dated October 1, 2014

By:    /s/ Lynda K.V. Fletcher
Lynda K.V. Fletcher, Trustee of the Lynda K.V. Fletcher Revocable Living Trust Dated September 24, 2014

By:    /s/ Ashley M. Hunt
Ashley M. Hunt, Trustee of the Ashley M. Hunt Revocable Living Trust Dated September 30, 2014

By:    /s/ Clifford A. Vennix
Clifford A. Vennix and Janet A. Vennix,
jointly with full rights of survivorship

By:    /s/ Clifford A. Vennix
Clifford A. Vennix and Janet A. Vennix,
jointly with full rights of survivorship

By:    /s/ Clifford A. Vennix
Clifford A. Vennix, Trustee of the
Clifford A Vennix Living Trust
dated 12/19/83

JAKCO, LLC

By:    /s/ Jeffrey A. Vennix
Jeffrey A. Vennix
Its: Manager/Member

By:    /s/ Janet A. Vennix
Janet A. Vennix, Trustee of the
Janet A Vennix Living Trust
Dated 12/19/83

By:    /s/ Jeffrey A. Vennix
Jeffrey A. Vennix

SBCPCO, LLC By: /s/ Jeffrey A. Vennix Jeffrey A. Vennix Its: Manager/Member By: /s/ Robert Kennedy Robert Kennedy
COMPANY AUBURN BEAN & GRAIN CO. By: /s/ Clifford A. Vennix Its: CEO
THE KMA GROUP LLC By: /s/ Clifford A. Vennix Clifford A. Vennix Managing Partner	TAI ACQUISITION CO. /s/ Catherine M. White By: Catherine M. White Its: Sole Director